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                                                                    EXHIBIT 10.1











                        MEADOWBROOK INSURANCE GROUP, INC.

                            RESTATED CREDIT AGREEMENT

                         DATED AS OF SEPTEMBER 25, 2002

                                      WITH

                                  COMERICA BANK


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                                CREDIT AGREEMENT


         THIS AGREEMENT, made as of the 25th day of September, 2002, between MEADOWBROOK INSURANCE GROUP, INC., a Michigan corporation, ("Company") and COMERICA BANK, a Michigan banking corporation ("Bank").

         WHEREAS, pursuant to a certain credit agreement dated as of August 3, 1999 as amended, ("Prior Agreement") between Company, the "Banks" signatory thereto and Comerica Bank as agent for such Banks (in such capacity under the Prior Agreement, "Agent"), Agent and such "Banks" extended certain credit to Company and, as security therefore, Company granted to Agent (on behalf of itself and the "Banks" under the Prior Agreement) certain liens and security interests for Company's obligations under the Prior Agreement;

         WHEREAS, under the Prior Agreement, the interests of all of the "Banks" thereunder have been acquired by Bank;

         WHEREAS, Bank (in its capacity as Agent and the sole remaining "Bank" under the Prior Agreement) and Company desires to amend and restate the Prior Agreement in its entirety with this Agreement;

         NOW THEREFORE the Prior Agreement is hereby amended and restated in its entirety as follows:

1. DEFINITIONS

         For the purposes of this Agreement the following terms will have the following meanings:

         "Account Party(ies)" shall mean, with respect to any Letter of Credit, the account party or parties (which shall be the Company, individually, or a Subsidiary jointly and severally with Company) named in an application to Bank for the issuance of such Letter of Credit.

         "Adjusted EBITDA" shall mean as of any date of determination, without duplication, the sum of (a) net income of Company, Meadowbrook, Inc., ASI, Inc., any Subsidiary which is not an Insurance Subsidiary or a Subsidiary regulated by any regulatory agency that regulates insurance companies and Crest Financial Corporation (excluding in the calculation thereof the net income of Williamsburg National Insurance Company) for the four preceding fiscal quarters ending on such date of determination, plus, to the extent deducted in determining net income, depreciation and amortization for such period, taxes on income for such period, any non-cash impairment charges relating to intangible assets, and Interest Expense for such period, plus (b) an amount equal to fifty percent (50%) of the sum of net income of American Indemnity Insurance Company Ltd. for the four preceding fiscal quarters ending on such date of determination, plus, to the extent deducted in determining such net income, depreciation and amortization for such period, taxes on income for such period and Interest Expense for such period, plus, (c) plus an amount equal to 100% of the sum of the net income of PICL for the four preceding fiscal quarters ending on such date of determination, plus, to the extent deducted in determining such net income, depreciation and amortization for such periods, taxes on income for such period and interest Expense for such period,

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plus (d) one hundred percent (100%) of the amount available to be distributed by
Star Insurance Company and any other Insurance Subsidiary not owned by Star Insurance Company to Company as of such date of determination, plus (e) dividends actually paid in cash by Star Insurance Company and any other
Insurance Subsidiary not owned by Star Insurance Company to Company during such period.

         "Advance" shall mean a borrowing requested by Company and made by Bank pursuant hereto.

         "Affiliate" shall mean, with respect to any Person, any other Person or group acting in concert in respect of the first Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such first Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise. Unless otherwise specified to the contrary herein, or the context requires otherwise, Affiliate shall refer to the Company's Affiliates.

         "Alternate Base Rate" shall mean, for any day, an interest rate per annum equal to the Federal Funds Effective Rate in effect on such day, plus one percent (1%).

         "American Indemnity" shall mean American Indemnity Insurance Company
Ltd.

         "Applicable Interest Rate" shall mean the Eurocurrency-based Rate or the Prime-based Rate, as selected by Company from time to time subject to the terms and conditions of this Agreement.

         "ASI" shall mean Association Self Insurance Services, Inc.

         "Base Net Worth" shall mean (i) $130,000,000, plus (ii) (on a cumulative basis) for each fiscal quarter ending on or after March 31, 2003, the sum of (A) seventy five percent (75%) of Net Income (if positive), earned in each such fiscal quarter and (B) one hundred percent (100%) of the cash proceeds of the issuance of any Equity Interests of Company (net of reasonable and customary costs and expenses of issuance) during such fiscal quarter, less (iii) any unrealized gains or losses during such fiscal quarter, less (iv) any cumulative charge relating to non-cash impairment adjustments taken in accordance with SFAS No. 142 "Goodwill and other intangible assets."

         "Best" shall mean A.M. Best Company and its successors.

         "Business Day" shall mean any day on which commercial banks are open for domestic and international business in Detroit, London and New York.

         "Capitalized Lease" shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations

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of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

         "Cash and Cash Equivalents" shall mean as of any date, (a) cash that is then owned by Company and (b) any of the following then owned by Company: (i) commercial paper of any United States issuer having a rating of P-1 (or the equivalent thereof) or higher then given by Moody's Investors Service Inc. or A-1 (or the equivalent thereof) or higher then given by Standard & Poor's Ratings Group, (ii) direct obligations of, and obligations fully guaranteed by, the United States of America, (iii) certificates of deposit of any commercial bank that is a member of the Federal Reserve System and that has capital surplus and undivided profits (as shown on its most recently published statement of condition) aggregating not less than $100,000,000, and (iv) taxable municipal bonds rated AAA or better by Standard & Poor's Ratings Group; provided that each of the foregoing under clause (b) has a maturity date not later than 180 days after the date of acquisition thereof by Company.

         "Commonly Controlled Entity" shall mean an entity, whether or not incorporated, which is under common control with the Company within the meaning of Section 401 of ERISA or which is part of a group which includes the Company and which is treated as a single employer under Section 414 of the Internal Revenue Code.

         "Consolidated" or "Consolidating" shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated basis in accordance with GAAP. Unless otherwise specified herein, references to Consolidated financial statements or data of Company includes consolidation with its Subsidiaries in accordance with GAAP.

         "Contractual Obligation" shall mean as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

         "Covenant Compliance Report" shall mean the report to be furnished by Company to Bank pursuant to Section 8.2(a) hereof, in the form of attached Exhibit "A" and certified by a Responsible Officer, in which report Company shall set forth, among other things, detailed calculations and the resultant ratios or financial tests with respect to the financial covenants contained in Sections 8.9 through 8.14 of this Agreement.

         "Crest" shall mean Crest Financial Corporation.

         "De Minimis Matters" shall mean environmental or other matters, the existence of which and any liability which may result therefrom, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the financial condition or businesses of the Company and its Subsidiaries (taken as a whole) or on the ability of the Company and Subsidiaries (taken as a whole) to pay their debts, as such debts become due.

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         "Debt" shall mean, as of any applicable date of determination, all items of indebtedness, obligation or liability of a Person, whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, joint or several, that should be classified as liabilities in accordance with GAAP, including without limitation, any items so classified on a balance sheet and any reimbursement obligations in respect of letters of credit, obligations in respect of bankers acceptances, provided, however that for purposes of calculating the aggregate Debt of such Person and its Subsidiaries (if any), the direct and indirect and absolute and contingent obligations of such Person (whether direct or contingent) shall be determined without duplication.

         "Default" shall mean any event which with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

         "Default Rate" shall mean, with respect to any Advance, the per annum rate which is three percent (3%) in excess of its Applicable Interest Rate.

         "Dividends Paid or Payable" shall mean for any period the aggregate amount of dividends and other payments and distributions in respect of the capital stock of a Guarantor and/or New Subsidiaries that is or is available to be paid to Company during such period.

         "Dollars" and the sign "$" shall mean lawful money of the United States of America.

         "Effective Date" shall mean the date on which all the conditions precedent set forth in Sections 6.1 through 6.9 hereof have been satisfied.

         "Equity Interests" means, with respect to any Person, any and all shares, share capital, interests, participations, warrants, options or other equivalents (however designated) of capital stock of a corporation and any and all equivalent ownership interests in a Person (other than a corporation).

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

         "Eurocurrency-based Advance" shall mean an Advance which bears interest at the Eurocurrency-based Rate.

         "Eurocurrency-based Rate" shall mean, with respect to any Eurocurrency-Interest Period, the per annum interest rate which is equal to the sum of the Margin for Eurocurrency-based Advances plus the quotient of:

         (a) the per annum interest rate at which deposits in eurodollars are offered to Bank's Eurocurrency Lending Office by other prime banks in the eurodollar market in an amount comparable to the relevant Eurocurrency-based Advance and for a period equal to the relevant Eurocurrency-Interest Period at approximately 11:00 a.m. Detroit time two (2) Business Days prior to the first day of such Eurocurrency-Interest Period, divided by

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         (b) an amount equal to one minus the stated maximum rate (expressed as a decimal) of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves) that is specified on the first day of such Eurocurrency-Interest Period by the Board of Governors of the Federal Reserve System (or any successor agency thereto) for determining the maximum reserve requirement with respect to eurodollar funding (currently referred to as "eurocurrency liabilities" in Regulation D of such Board) maintained by a member bank of such System, all as conclusively determined (absent manifest error) by the Bank, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/16th of 1%.

         "Eurocurrency Lending Office" shall mean Bank's office located at Grand Cayman, British West Indies or such other branch or branches of Bank, domestic or foreign, as it may hereafter designate as a Eurocurrency Lending Office by notice to Company.

         "Event of Default" shall mean any of the Events of Default specified in
Section 10.1 hereof.

         "Excluded Earn-Out Payments" shall mean any earn-out or other similar payments made by an Insurance Subsidiary related to any acquisition which is accounted for as an investment in capital in accordance with SAP and which does not (a) reduce such Insurance Subsidiary's reported net income beyond an incremental goodwill amortization expense or (b) reduce such Insurance Subsidiary's capacity to pay dividends.

         "Federal Funds Effective Rate" shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Bank from three Federal funds brokers of recognized standing selected by it, all as conclusively determined by the Bank, such sum to be rounded upward, if necessary, to the nearest whole multiple of 1/16th of 1%.

         "Fees" shall mean the other fees and charges payable by Company to Bank hereunder.

         "Financial Statements" shall mean all those balance sheets, earnings statements and other financial data (whether of the Company or the Subsidiaries) which have been or are furnished to Bank for the purposes of, or in connection with, this Agreement and the transactions contemplated hereby.

         "Fixed Charge Coverage" shall mean as of any date of determination, a ratio, the numerator of which is Adjusted EBITDA for the four preceding fiscal quarters ending on such date of determination, and the denominator of which is the sum of Interest Expense of Company for such period, plus an amount equal to all principal payments payable during such period by Company with respect to Funded Debt, plus all dividends paid or payable during such period by Company or any of its Subsidiaries, plus any unused portion of the Revolving Credit as of the date of determination, the aggregate amount of all purchases by Company or any of its Subsidiaries of stock of Company during such period, plus all earn-out or other similar contingent payments paid in cash by Company

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or any Subsidiary arising in connection with the acquisition of any new business during such period, excluding however, Excluded Earn-Out Payments and cash and cash equivalents on hand at the Company.

         "Funded Debt" shall mean for any Person (excluding Liberty Premium Finance, Inc., a California corporation) as of any date of determination, the sum, without duplication, of (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) all obligations of such Person under Capitalized Leases as of such date, (c) all obligations of such Person in respect of letters of credit, acceptances or similar obligations issued or created for the account of such Person as of such date, unless such obligations are secured in full by cash or marketable securities, and (d) all liabilities secured by any lien on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, in each case determined in accordance with GAAP.

         "Funded Debt to Total Capital Ratio" shall mean as of any date of determination thereof, a ratio the numerator of which is Funded Debt as of such date and the denominator of which is Total Capitalization as of such date.

         "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect on the date hereof, consistently applied.

         "Governmental Obligations" means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

         "Gross Premiums Ratio" shall mean for any Person as of any date of determination a ratio the numerator of which is gross premiums (excluding fronted business where an Insurance Subsidiary retains 10% or less of the risk) written of such Person for the four preceding fiscal quarters ending on such date of determination and the denominator of which is Statutory Surplus of such Person as of such date.

         "Guarantee Obligation" shall mean as to any Person (the "guaranteeing person") any obligation of the guaranteeing person in respect of any obligation of another Person (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, counter indemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the "primary obligations") of any other third Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the

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owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person's maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

         "Guarantor(s)" shall mean each Subsidiary of the Company (other than the Insurance Subsidiaries) and each Person otherwise becoming a Subsidiary of the Company (other than an Insurance Subsidiary) subsequent to the date hereof or otherwise entering into a Guaranty (by joinder agreement or otherwise) from time to time and shall as of the date of execution of this Agreement consist of the Subsidiaries listed on Schedule 7.19 hereto.

         "Guaranty" shall mean a Guaranty substantially in the form attached as Exhibit "B" hereto, made or to be made by each of the Guarantors (whether by execution thereof, or by execution of the Joinder Agreement attached as "Exhibit A" to the form of such Guaranty) in favor of Bank.

         "Hazardous Material" shall mean and include any hazardous, toxic or dangerous waste, substance or material defined as such in (or for purposes of) the Hazardous Material Laws.

         "Hazardous Material Law(s)" shall mean all laws, codes, ordinances, rules, regulations, orders, decrees and directives issued by any federal, state, provincial, local, foreign or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any hazardous, toxic or dangerous waste, substance or material on or about any facilities owned, leased or operated by Company or any of its Subsidiaries, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the ambient air; and any state and local laws and regulations pertaining to any hazardous, toxic or dangerous waste, substance or material and/or asbestos; any so-called "superfund" or "superlien" law; and any other federal, state, provincial, foreign or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

         "Hedging Transaction" means each interest rate swap transaction, basis swap transaction, forward rate transaction, commodity swap transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing) entered into by the

Company from time to time pursuant to an Interest Rate Protection Agreement; provided that such transaction is entered into for risk management purposes and not for speculative purposes.

         "Hereof", "hereto", "hereunder" and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

         "Highest Lawful Rate" shall mean the maximum nonusurious interest rate that at any time or from time to time may be contracted for, taken, reserved, charged or received on its Notes or other indebtedness under laws applicable to Bank which are in effect as of the date hereof or, to the extent allowed by law, under such laws applicable to Bank which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

         "Indebtedness" shall mean all indebtedness and liabilities (including without limitation interest, fees and other charges) arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of Company or any Subsidiary to Bank, in any manner and at any time, whether evidenced by the Notes, arising under any Guaranty or any of the other Loan Documents, due or hereafter to become due, now owing or that may hereafter be incurred by Company or any Subsidiary to Bank, and any judgments that may hereafter be rendered on such indebtedness or any part thereof, with interest according to the rates and terms specified, or as provided by law, any payment obligations, if any, under Hedging Transactions evidenced by Interest Rate Protection Agreements, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under the Notes or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of the Company and the Subsidiaries (whether direct or contingent) shall be determined without duplication.

         "Installment Amount" shall mean with respect to the Term Loan, quarterly installments of principal equal to:

         (a) in the case of the principal payments thereon due October 1, 2002 and January 1, 2003, One Million Two Hundred Fifty Thousand Dollars ($1,250,000) each;

         (b) in the case of the principal payments thereon due April 1, 2003 and July 1, 2003, One Million Dollars ($1,000,000) each;

         (c) in the case of the principal payment thereon due October 1, 2003, One Million Five Hundred Thousand Dollars ($1,500,000); and

         (d) in the case of each principal payment thereon due thereafter, One Million Two Hundred Fifty Thousand Dollars ($1,250,000).

         "Insurance Subsidiaries" shall mean Savers Property and Casualty Insurance Company ("Savers"), Star Insurance Company ("Star"), American Indemnity Insurance Co. Ltd. ("American"), Williamsburg National Insurance Company ("WNIC"), Ameritrust Insurance Corporation ("Ameritrust") and any other Subsidiary of Company engaged in the issuance of insurance policies.

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         "Interest Expense" shall mean for any Person for any period (without duplication with respect to any other Person), all interest paid, payable or accrued during such period by such Person on indebtedness of the such Person determined on a consolidated basis in accordance with GAAP.

         "Interest Period" shall mean with respect to a Eurocurrency-based Advance, one (1), two (2), three (3), six (6), nine (9) or twelve (12) months (or any lesser or greater number of months agreed to in advance by Company and Bank) as selected by Company pursuant to Section 2.4, provided, however, that any Eurocurrency-Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day, and (i) no Interest Period may be selected which would end after the Maturity Date for the Loan to which it relates, and (ii) with respect to the Term Loan, Interest Periods shall at all times be selected so that a portion of the Term Loan equivalent at least to the next maturing installments thereon are subject to Interest Periods ending on or before the date for such installment.

         "Interest Rate Protection Agreement" means any interest rate swap, cap, floor, collar, forward rate agreement, foreign currency agreement or other rate protection transaction, or any combination of such transaction or agreements or any option with respect to any such transactions or agreements now existing or hereafter entered into between Company and Bank or an Affiliate of Bank.

         "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

         "Investment" shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any contingent obligation) in respect of any capital stock, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in stock or other ownership interests in any other Person, including, without limitation, any investment made in exchange for the issuance of shares of stock of such Person.

         "Joinder Agreement (Guaranty)" shall mean a joinder agreement in the form attached as Exhibit A to the Guaranty, to be executed and delivered by any Person required to be a Guarantor pursuant to Section 8.20 hereof.

         "Letter of Credit Agreement" shall mean, in respect of each Letter of Credit, the application and related documentation satisfactory to Bank of an Account Party or Account Parties requesting Bank to issue such Letter of Credit, as amended from time to time.

         "Letter of Credit Fees" shall mean the fees payable to Bank in connection with Letters of Credit pursuant to Section 3.4 hereof.

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         "Letter of Credit Obligations" shall mean at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, (b) the aggregate face amount of all Letters of Credit requested but not yet issued as of such date and (c) the aggregate amount of Reimbursement Obligations which have not been reimbursed by the Company as of such date.

         "Letter of Credit Payment" shall mean any amount paid or required to be paid by the Bank in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

         "Letter(s) of Credit" shall mean any standby or trade letters of credit issued by Bank at the request of or for the account of an Account Party or Account Parties pursuant to Article 3 hereof.

         "Lien" shall mean any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, option, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, financing statement or comparable notice or other filing or recording, Capitalized Lease, subordination or any claim or right, or any other type of lien, charge, encumbrance, preferential or priority arrangement or other claim or right, whether based on common law or statute.

         "Loan(s)" shall mean the Revolving Credit Loan and the Term Loan, or either of them, as the context indicates.

         "Loan Documents" shall mean, collectively, this Agreement, the Notes, the Letter of Credit Agreements, the Letters of Credit, the Guaranty(ies), the Pledge Agreements any Interest Rate Protection Agreement and any other documents, certificates, instruments or agreements executed pursuant to or in connection with any such document or this Agreement, as such documents may be amended from time to time.

         "Margin" shall mean, as of any date of determination thereof, the applicable interest rate margin and/or letter of credit fee percentage determined in accordance with the provisions of Section 4.2 hereof by reference to the appropriate columns in the pricing matrix attached to this Agreement as
Schedule 4.2.

         "Material Adverse Effect" shall mean a material adverse effect on (a) the business, operations, property, or financial condition of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement, the Notes or any other Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement, any of the Notes or any of the other Loan Documents or the rights or remedies of the Bank hereunder or thereunder.

         "Maturity Date" shall mean:

         (a) with respect to the Revolving Credit Loan, July 1, 2004; and

         (b) with respect to the Term Loan, July 1, 2006.

         "MIG" shall mean the Company.

         "Multiemployer Plan" shall mean a Pension Plan which is a multiemployer plan as defined in Section 401(a)(3) of ERISA.

         "NAIC" shall mean the National Association of Insurance Commissioners and any successor thereto.

         "Net Income" shall mean the net income (or loss) of Company and its Consolidated Subsidiaries for any period determined in accordance with GAAP.

         "Net Premium Ratio" shall mean for any Person as of any date of determination a ratio the numerator of which is Net Written Premiums of such Person for the four preceding fiscal quarters ending on such date of determination and the denominator of which is Statutory Surplus of such Person as of such date.

         "Net Written Premiums" shall mean with respect to any Subsidiary of the Company, such Subsidiary's gross written premiums, plus reinsurance assumed premiums less reinsurance ceded premiums.

         "Net Worth" shall mean, as of any applicable date of determination, the excess of (i) the book value of all assets of Company and its Consolidated Subsidiaries after all appropriate deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization, but excluding, specifically, unrealized gains and losses), over (ii) all Debt of Company and its Consolidated Subsidiaries, less any cumulative charge relating to non-cash impairment adjustments taken in accordance with SFAS No. 142 "Goodwill and other intangible assets".

         "Notes" shall mean the Revolving Note and the Term Note or either one of them, as the context indicates.

         "Permitted Acquisition" shall mean (i) any acquisition of a Person within the insurance business for which the purchase price does not exceed Five Hundred Thousand Dollars ($500,000) or (ii) any acquisition by the Company or any Subsidiary of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or shares of stock or other ownership interests of another Person, which in the case of this subclause (ii) satisfies and/or is conducted in accordance with the following requirements:

         (a) Such acquisition is of a business or Person engaged in a line of business which is compatible with, or complementary to, the business of the Company and its Subsidiaries;

         (b) The Company shall have delivered to the Bank not less than thirty
(30) nor more than ninety (90) days prior to the date of such acquisition, notice of such acquisition together with Pro Forma Projected Financial Information;

         (c) Both immediately before and after such acquisition no Default or Event of Default shall have occurred and be continuing;

         (d) The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the shares of stock or other ownership interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved; and

         (e) The purchase price for such acquisition (including the assumption of Debt and payments under non-compete agreements) does not exceed Fifteen Million ($15,000,000) for any single acquisition and the aggregate purchase price (computed as aforesaid) for all acquisitions during any three (3) year period which begins after the date of execution of this Agreement (excluding the Pending Acquisition) does not exceed Twenty Five Million Dollars ($25,000,000).

         "Permitted Investments" shall mean with respect to any Person:

         (a) Governmental Obligations;

         (b) Obligations of a state of the United States, the District of Columbia or any possession of the United States, or any political subdivision thereof, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by at least one Rating Agency;

         (c) Banker's acceptances, commercial accounts, demand deposit accounts, certificates of deposit, or depository receipts issued by or maintained with Bank or a bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $100,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by the Company or any of its Subsidiaries in the ordinary course of business;

         (d) Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

         (e) Secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced;

         (f) Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above;

         (g) Securities held in its investment portfolio; and

         (h) Equity interests and loans or other debt instruments in entities which are not Subsidiaries to the extent not exceeding $2,500,000 in the aggregate.

         "Permitted Liens" shall mean with respect to any Person:

         (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

         (b) carriers', warehousemen's, mechanics', materialmen's, repairmen's, landlord's liens or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings;

         (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation and deposits securing liability to insurance carriers under insurance or self-insurance arrangements;

         (d) deposits to secure (i) the performance of bids, trade contracts (other than for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature or (ii) the performance of leases permitted hereunder, in each case given or incurred on terms, in amounts and otherwise in the ordinary course of business;

         (e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of such Person; and

         (f) Liens in favor of Bank, to secure obligations hereunder and obligations with respect to letters of credit issued by Bank for the benefit of such Person.

         "Person" shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, or a government or any agency or political subdivision thereof or other entity of any kind.

         "PICL" shall mean Preferred Insurance Company, Ltd.

         "Pledge Agreements" shall mean stock pledges and/or security agreement executed and delivered to Bank by Company and its Subsidiaries pursuant to which all of the capital stock of the Company's subsidiaries which are not Insurance Subsidiaries are pledged to Bank as security for Indebtedness.

         "Prime-based Advance" shall mean an Advance which bears interest at the Prime-based Rate.

         "Prime-based Rate" shall mean, for any day, that rate of interest which is equal to (i) the greater of the Prime Rate and the Alternate Base Rate plus
(ii) the Margin for Prime-based Advances.

         "Prime Rate" shall mean the per annum rate of interest announced by Bank, at its main office from time to time as its "prime rate" (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Bank to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

         "Pro Forma Projected Financial Information" shall mean, as to any proposed acquisition, a statement executed by a Responsible Officer of the Company (supported by reasonable detail) setting forth the total consideration to be paid or incurred in connection with the proposed acquisition and, pro forma combined projected financial information for the Company and its consolidated Subsidiaries and the acquisition target (if applicable), consisting of projected balance sheets as of the proposed effective date of the acquisition or the closing date and as of the end of at least the next succeeding three (3) fiscal years of Company following the acquisition and projected statements of income for each of those years, including sufficient detail to permit calculation of the amounts and the ratios described in Sections 8.9 through 8.14 hereof, as projected as of the effective date of the acquisition and for those fiscal years and accompanied by (i) a statement setting forth a calculation of the ratios and amounts so described, (ii) a statement in reasonable detail specifying all material assumptions underlying the projections and (iii) such other information as Bank shall reasonably request.

         "Rating Agency" shall mean Moody's Investor Services, Standard and Poor's Ratings Group or any other nationally recognized statistical rating organization which is acceptable to Bank.

         "Regulatory Agency" shall mean any state board, commission, department or other regulatory body which regulates insurance companies or insurance holding companies.

         "Request for Loan" shall mean a request for an Advance under a Note issued by a Company under this Agreement in the form attached hereto as Exhibit "D".

         "Requirement of Law" shall mean as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

         "Responsible Officer" shall mean the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

         "Revolving Availability" shall mean, as of the date of any determination thereof, the difference determined by subtracting the Letter of Credit Obligations then outstanding from the Revolving Commitment.

         "Revolving Credit Loan" shall mean the Revolving Credit Loans that may be advanced and readvanced upon Company's request, pursuant to Section 2.1(a) hereof.

         "Revolving Commitment" shall mean Eight Million Dollars ($8,000,000).

         "Revolving Note" shall mean a Note made by Company to Bank in the form attached as Exhibit "C" hereto, as evidence of loans and Advances from time to time made pursuant to Section 2.1 hereof.

         "SAP" shall mean statutory accounting principals formulated by the NAIC and permitted under the laws of Michigan or with respect to any Insurance Subsidiary not incorporated under the laws of Michigan under the laws of such Subsidiary's place of incorporation.

         "Senior Funded Debt" shall mean, as of any date of determination, Funded Debt of Company and its Consolidated Subsidiaries other than Subordinated Debt.

         "Star" shall mean Star Insurance Company.

         "Statutory Surplus" of any Person shall mean the statutory surplus of such Person computed in the manner required for page 3, column 1, line 25 of its annual statement of condition and affairs prepared in accordance with SAP.

         "Subordinated Debt" shall mean Debt of the Company which has been subordinated in right of payment and priority to the Indebtedness, all on terms and conditions satisfactory to Bank.

         "Subordinated Debt Documents" shall mean and include any documents evidencing Subordinated Debt, in each case, as the same may be amended, modified or supplemented from time to time in compliance with the terms of this Agreement.

         "Subsidiary(ies)" shall mean any other corporation, association, joint stock company, business trust, limited liability company or any other business entity of which more than fifty percent (50%) of the outstanding voting stock, share capital, membership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein, Subsidiary(ies) shall refer to the Company's Subsidiary(ies).

         "Term Commitment" shall mean Twenty Million Dollars ($20,000,000).

         "Term Loan" shall mean a Term Loan to be advanced to Company, pursuant to Section 2.1(b) hereof.

         "Term Note" shall mean a Note in the form attached hereto as Exhibit D, executed and delivered by Company to Bank as evidence of the Term Loan.

         "Total Capitalization" shall mean, as of any date of determination thereof, the sum of the outstanding principal amount of the Consolidated Senior Funded Debt as of such date plus Net Worth as of such date, plus the outstanding principal amount of Subordinated Debt as of such date.

2. THE INDEBTEDNESS

         2.1 COMMITMENTS. Subject to the terms and conditions of this Agreement, Bank and Company agree:

                  (a) Bank agrees to make, at Company's request, Revolving Credit Loans from time to time from the date hereof until the Maturity Date for the Revolving Credit Loan, in aggregate principal amount at any time outstanding not to exceed Revolving Availability. All of the Revolving Credit Loans hereunder shall be evidenced by the Revolving Note, under which repayments, and advances and re-advances may be made from time to time, subject to the terms and conditions of this Agreement; and

                  (b) In the case of the Term Loan, Bank shall lend to Company, and Company shall borrow from the Bank, the principal amount of the Term Commitment in a single advance to be made on the Effective Date. The Term Loan shall be evidenced by the Term Note and any amounts repaid or prepaid on Term Loan shall not be available for readvance.

         2.2 NOTES. The Loans shall be evidenced by promissory notes:

                  (a) in the case of the Revolving Credit Loans, in the form attached as Exhibit "C" made by Company to the Bank in principal amount of the Revolving Commitment; and

                  (b) in the case of the Term Loan, in the form attached as Exhibit "E", made by Company to the Bank in principal amount of the Term Commitment.

         2.3 TYPES OF LOANS AND MATURITY. Each of the Notes, and all principal and interest then outstanding thereunder, shall mature and become due and payable in full on their respective Maturity Dates and, in the case of the Term Loan, Company shall also pay quarterly installments of principal thereon commencing October 1, 2002 and continuing thereafter on the first Business Day of each January, April, July and October thereafter, in the Installment Amounts applicable for such dates of payment. The amount and date of each Loan and the amount and date of any repayment shall be noted on Bank's records, which records will be presumed correct absent manifest error.

         2.4 REQUESTS FOR LOANS. Company may request Loans under the Line of Credit Revolving Commitment and/or request Applicable Interest Rates for Loans outstanding under the Term Loan by delivery to Bank of the Request for Loan form executed by an authorized officer of the Company and subject to the following:

                  (a) each such Request for Loan shall indicate the Loan to which it relates and shall set forth all other information required on the Request for Loan form;

                  (b) each such Request for Loan shall be delivered to Bank by 1:00 p.m. (Detroit time) three (3) Business Days prior to the proposed date of Loan, except in the case of a Prime-based Loan, for which the Request for Loan must be delivered by 2:00 p.m. (Detroit time) on such proposed date;

                  (c) if the Request for Loan is for an Advance under the Revolving Commitment upon the making of the Advance requested, the aggregate principal amount of the Revolving Credit Loans outstanding will not exceed the Revolving Availability;

                  (d) the principal amount of such Advance, plus the amount of any outstanding Advance having the same Applicable Interest Rate and Interest Period shall, in the case of a Eurodollar-based Loan, be at least Two Hundred Fifty Thousand Dollars ($250,000) or a greater integral multiple of One Hundred Thousand Dollars ($100,000);

                  (e) upon the making of the Advance for which the Request for Loan relates there shall not be more than four (4) Eurocurrency-based Advances in effect for either the Revolving Credit Loan or the Term Loan.

                  (f) each Request for Loan, once delivered to Bank, shall not be revocable and shall constitute a certification by Acquisitions as of the date thereof that: (i) that all of the conditions set forth in Section 6.10 hereof are satisfied as of the date of such request and shall be satisfied as of the date such Advance is requested both immediately before and after the making of such Advance; (ii) the representations and warranties of Company in the Documents are true and correct in all material respects as if made on and as of such date; and (iii) both before and after such Advance, the obligations of Company set forth in this Agreement and the obligations of Company and each other person party thereto under the other Documents are valid, binding and enforceable.

         2.5 CLOSING AND OTHER FEES. Company shall pay to Bank:

                  (a) on or prior to the Closing Date, closing fees in the amount of One Hundred Thousand Dollars ($100,000); and

                  (b) quarterly, on the first Business Day of each October, January, April and July, a facility fee in amount equal to one-half percent (1/2%) per annum multiplied by the Revolving Commitment in effect during the quarter then ended.

any amounts paid under this Section 2.5 shall be deemed fully earned by Bank as of the date of the date for payment thereof and shall not be refundable under any circumstance.

         2.6 PURPOSE OF LOANS. Proceeds of the Term Loan, and initial Advances under the Revolving Credit Loan shall be available for the purpose of refinancing, by renewal and replacement evidence, the indebtedness of Company under the Prior Agreement. Thereafter, proceeds of Revolving Credit Loans shall be available for the sole purpose of funding Company's working capital needs.

3. LETTERS OF CREDIT

         3.1 LETTERS OF CREDIT. Subject to the terms and conditions of this Agreement, Bank shall, at any time and from time to time from and after the date hereof until thirty (30) days prior to the Maturity Date for the Revolving Loan, upon the written request of an Account Party accompanied by a duly executed Letter of Credit Agreement, and such other documentation related to the requested Letter of Credit as Bank may reasonably require, issue Letters of Credit for the accounts of such Account Parties, in an amount not to exceed, in the case of all Letters of Credit at any time issued and unexpired hereunder, One Million Dollars ($1,000,000). Each Letter of Credit shall be in a minimum face amount of Five Thousand Dollars ($5,000) (or such lesser amount as Bank, in its sole discretion, may permit) and shall have an expiration date not later than the earlier of (i) twenty four months from the date of issuance thereof, and (ii) ten (10) Business Days prior to the Maturity Date for the Revolving Credit. The submission of all applications and the issuance of each Letter of Credit hereunder shall be subject in all respects to applicable provisions of U.S. law and regulations, including without limitation, the Trading With the Enemy Act, Export Administration Act, International Emergency Economic Powers Act, and the Regulations of the Office of Foreign Assets Control of the U.S. Department of the Treasury.

         3.2 Conditions to Issuance. No Letter of Credit shall be issued at the request and for the account of any Account Party unless, as of the date of issuance of such Letter of Credit:

                  (a) the face amount of the Letter of Credit requested does not exceed an amount equal to the Revolving Availability;

                  (b) the obligations of Company and the Subsidiaries set forth in this Agreement and the Loan Documents are valid, binding and enforceable obligations of Company and each of the Subsidiaries and the valid, binding and enforceable nature of this Agreement and the other Loan Documents has not been disputed by Company or any of the Subsidiaries;

                  (c) both immediately before and immediately after issuance of the Letter of Credit requested, no Default or Event of Default exists;

                  (d) the representations and warranties contained in this Agreement and the other Loan Documents are true in all material respects as if made on such date;

                  (e) the execution of the Letter of Credit Agreement with respect to the Letter of Credit requested will not violate the terms and conditions of any material contract, agreement or other borrowing of Company or any Subsidiary;

                  (f) the Account Party requesting the Letter of Credit shall have delivered to Bank, not less than three (3) Business Days prior to the requested date for issuance (or such shorter time as the Bank, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be satisfactory to Bank;

                  (g) no order, judgment or decree of any court, arbitrator or governmental authority shall purport by its terms to enjoin or restrain Bank from issuing the requested Letter of Credit, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit or request that Bank refrain from issuing, the Letter of Credit requested or letters of credit generally;

                  (h) there shall have been no introduction of or change in the interpretation of any law or regulation that would make it unlawful or unduly burdensome for the Bank to issue such Letter of Credit, no declaration of a general banking moratorium by banking authorities in the United States, Michigan or the respective jurisdictions in which Bank, the applicable Account Party and the beneficiary of the requested Letter of Credit are located (each a "Banking Authority"), and no establishment of any new material restrictions by any Banking Authority on transactions involving letters of credit or on banks materially affecting the issuance of letters of credit by banks; and

         Each Letter of Credit Agreement submitted to Bank pursuant hereto shall constitute the certification by the Account Party of the matters set forth in this Section 3.2 (a) through (f). The Bank shall be entitled to rely on such certification without any duty of inquiry.

         3.3 LETTER OF CREDIT FEES. Company shall pay to the Bank Letter of Credit Fees with respect to the undrawn amount of each Letter of Credit issued pursuant hereto in the amount of the Margin for Letters of Credit (determined with reference to Schedule 4.2 of this Agreement).

                  (a) The fees described above shall be nonrefundable under all circumstances and shall be payable quarterly in advance (or such lesser period, if applicable, for Letters of Credit issued with stated expiration dates of less than one year) upon the issuance of each such Letter of Credit, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof.

         3.4 OTHER LETTER OF CREDIT FEES. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, the Company and the applicable Account Party shall pay standard documentation, administration, payment and cancellation charges assessed by Bank, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of Bank in effect from time to time.

         3.5 DRAWS AND DEMANDS FOR PAYMENT UNDER LETTERS OF CREDIT. The Company and each applicable Account Party agree to pay to Bank, on the day on which Bank shall honor a draft or other demand for payment presented or made under any Letter of Credit, an amount equal to the amount paid by the Bank in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Bank relative thereto. Unless the Company or the applicable Account Party shall have made such payment to Bank on such day, upon each such payment by the Bank, the Company shall be deemed to have elected to substitute for its Reimbursement Obligation, a Prime-based Advance from the Bank in an amount equal to the amount so paid by the Bank in respect of such draft or other demand under such Letter of Credit. Such Prime-based Advance shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Article 2 hereof and, to the extent of the Prime-based

Advance so disbursed, the Reimbursement Obligation of the Company or the applicable Account Party to the Bank under this Section 3.5 shall be deemed satisfied.

         3.6 OBLIGATIONS IRREVOCABLE. The obligations of Company and any Account Party to make payments to Bank with respect to Reimbursement Obligations under
Section 3.5 hereof, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

                  (a) Any lack of validity or enforceability of any Letter of Credit or any documentation relating to any Letter of Credit or to any transaction related in any way to such Letter of Credit (the "Letter of Credit Documents");

                  (b) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to any of the Letter of Credit Documents;

                  (c) The existence of any claim, setoff, defense or other right which the Company or any Account Party may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Bank or any other person or entity, whether in connection with any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

                  (d) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

                  (e) Absent gross negligence or willful misconduct on the part of the Bank, any failure, omission, delay or lack on the part of the Bank or any party to any of the Letter of Credit Documents to enforce, assert or exercise any right, power or remedy conferred upon Bank, any of the Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of Bank;

                  (f) Absent gross negligence or willful misconduct on the part of Bank or Banks, any other event or circumstance that would, in the absence of this Section 3.6, result in the release or discharge by operation of law or otherwise of Company or any Account Party from the performance or observance of any obligation, covenant or agreement contained in Section 3.5.

         No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which Company or any Account Party has or may have against the beneficiary of any Letter of Credit shall be available hereunder to Company or any Account Party against Bank. Nothing contained in this Section 3.6 shall be deemed to prevent Company or the Account Parties, after satisfaction in full of the absolute and unconditional obligations of Company and the Account Parties hereunder, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against Bank.

4. INTEREST, FEE AND INTEREST CALCULATION, PREPAYMENTS

         4.1 REPAYMENT. Each Note, and all principal and interest outstanding thereunder, shall mature and become due and payable on its applicable Maturity Date, and each Loan from time to time outstanding thereunder shall bear interest at its Applicable Interest Rate. The amount and date of each Loan, and the amount and date of any repayment shall be noted on Bank's records, which records will be conclusive evidence thereof, absent manifest error; provided, however, any failure by Bank to record any such information shall not relieve Company of its obligations to repay the outstanding principal amount of the Loans, accrued interest thereon, and any other amounts payable by Company hereunder in accordance with the terms of this Agreement.

         4.2 MARGIN ADJUSTMENTS. Adjustments in the Margin, shall be implemented on a quarterly basis as follows:

                  (a) Such adjustments shall be given prospective effect only, effective as to all Advances outstanding hereunder, upon the earlier of (i) the required date of delivery of the financial statements under Sections 8.1(a) and 8.1(b) hereunder or (ii) forty-five (45) days after then end of the previous fiscal quarter, in each case establishing applicability of the appropriate adjustment, and in each case with no retroactivity or claw-back. In the event Company fails timely to deliver the financial statements required under Section 8.1(a) or 8.1(b), then from the date delivery of such financial statements was required until such financial statements are delivered, the margins and fee percentages shall be those set forth under the Level 1 Column of the pricing matrix attached to this Agreement as Schedule 4.2.

                  (b) Such Margin adjustments under this Section 4.2 shall be made irrespective of, and in addition to, any other interest rate adjustments hereunder.

                  (c) From the date hereof until the required date of delivery under Section 8.1(b) of the Company's financial statements for the fiscal quarter ending September 30, 2002, the margins and fee percentages shall be those set forth under the Level I column of the pricing matrix attached to this Agreement as Schedule 4.2; provided, however, from the date hereof and continuing for seventy-five (75) days only, such margins and fee percentages shall be those set forth under the Level I column of the pricing matrix attached to this Agreement as Schedule 4.2 less two percent (2.00%) with the exception of Facility Fee which shall remain unchanged.

         4.3 PRIME-BASED INTEREST PAYMENTS. Interest on the unpaid balance of all Prime-based Advances from time to time outstanding shall accrue until paid at a per annum interest rate equal to the Prime-based Rate, and shall be payable in immediately available funds quarterly commencing on the first day of the fiscal quarter next succeeding the fiscal quarter during which the initial Advance is made and on the first day of each fiscal quarter thereafter. Interest accruing at the Prime-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Prime-based Rate on the date of such change in the Prime-based Rate.

         4.4 EUROCURRENCY-BASED INTEREST PAYMENTS. Interest on each Eurocurrency-based Advance having a related Eurocurrency-Interest Period of three (3) months or less shall accrue at its Eurocurrency-based Rate and shall be payable in immediately available funds on the last day of the Interest Period applicable thereto. Interest shall be payable in immediately available funds on each Eurocurrency-based Advance outstanding from time to time having a Eurocurrency-Interest Period of six (6) months or longer, at intervals of three
(3) months after the first day of the applicable Interest Period, and shall also be payable on the last day of the Interest Period applicable thereto. Interest accruing at the Eurocurrency-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Interest Period applicable thereto to, but not including, the last day thereof.

         4.5 MAXIMUM RATE. At no time shall the rate of interest payable on the Notes be deemed to exceed the Highest Lawful Rate. In the event any interest is charged or received by the Bank in excess of the Highest Lawful Rate, Company acknowledges that any such excess interest shall be the result of an accidental and bona fide error, and such excess shall be returned to Company.

         4.6 CONVERSION AND RENEWAL OF LOANS. Providing that no Event of Default shall have occurred and be continuing each outstanding Advance may be either paid or renewed or converted into another Advance, in each case as of the last day of its Interest Period for the Advance being paid, renewed or converted; provided that any conversion of a Eurodollar-based Loan shall be made only on the last Business Day of the Interest Period applicable thereto unless the Company pays the prepayment costs required under Section 4.7 hereof. Company may select the Applicable Interest Rates and Interest Periods for such renewals and conversions of Advance by giving the Bank not less than three (3) Business Days' prior notice in the manner provided in Section 2.4 hereof, specifying the date of such renewal or conversion, the Advances to be converted, the type of Advance elected and, the duration of the Interest Period therefor. The Bank does not receive notice of the election three (3) or more Business Days prior to the last day of the Interest Period for any Advance, Company shall be deemed to have elected to convert such Advance to a Prime-based Advance at the end of the then current Interest Period.

         4.7 PREPAYMENTS.

                  (a) Company may prepay Revolving Credit Loans in whole at any time or in part from time to time, without premium or penalty but with accrued interest on the principal being prepaid to the date of such prepayment, provided that in the case of a Eurodollar-based Loan such prepayment may only be made either on the last Business Day of the Interest Period with respect thereto or, together with payment of the additional amount applicable to such payment pursuant to Section 4.8.

                  (b) Upon not less than three (3) Business Days' prior written notice to Bank, Company may, at any time and from time to time make payments on the Term Loan in addition to its scheduled payments of principal, with accrued interest on the principal being prepaid to the date of prepayment and payment of the additional amount applicable to such payment pursuant to Section

4.8, provided that, such prepayment be applied to the installments under the relevant Note in the inverse order of their maturity and Company shall have no right to reborrow any amount so prepaid.

         4.8 REIMBURSEMENT OF PREPAYMENT COSTS. As to any Eurodollar-based Loan, if any prepayment thereof shall occur on any day other than the last day of an Interest Period (whether pursuant to this Article, or by acceleration, or otherwise), or if an Applicable Interest Rate shall be changed during any Interest Period pursuant to this Article, or if Company shall fail to borrow any such Advance on the date requested therefor, agrees to reimburse Bank on demand for any costs incurred by Bank as a result of the timing thereof including but not limited to any net costs incurred in liquidating or employing deposits from third parties, upon Bank's delivery to Company of a certificate setting forth in reasonable detail the basis for determining such costs, which certificate shall be conclusively presumed correct save for manifest error.

         4.9 EURODOLLAR LENDING OFFICES. For any Loan for which the Applicable Interest Rate is the Eurodollar-based Rate, if Bank shall designate a Eurodollar Lending Office which maintains books separate from those of the rest, Bank shall have the option of maintaining and carrying the relevant Loan on the books of such office.

         4.10 CIRCUMSTANCES AFFECTING EURODOLLAR-BASED AVAILABILITY. If with respect to any Interest Period for a Eurodollar-based Loan, Bank determines that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to Bank for such Interest Period, then Bank shall forthwith give notice thereof to Company. Thereafter, the obligation of Bank to make Eurodollar-based Loans for such Interest Periods, and the right of Company to convert an Advance to or refund an Advance as a Eurodollar-based Loan for such Interest Period shall be suspended until the Bank notifies Company that such circumstance no longer exists.

         4.11 LAWS AFFECTING EURODOLLAR-BASED LOAN AVAILABILITY. If, after the date hereof, the introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by Bank (or its eurodollar lending offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for Bank (or its eurodollar lending office) to make or maintain any Loan or Advance with interest at the Eurodollar-based Rate, Bank shall forthwith give notice thereof to Company.
Thereafter: (a) the obligations of Bank to make Eurodollar-based Loans and the right of Company to convert an Advance or refund an Advance as a Eurodollar-based Loan shall be suspended; and (b) if Bank may not lawfully continue to maintain a Eurodollar-based Loan to the end of the then current Interest Period, the Prime-based Rate shall be the Applicable Interest Rate for Eurodollar-based Loans for the remainder of such Interest Period.

         4.12 INCREASED COSTS. In the event that any change after the date hereof in applicable law, treaty or governmental regulation, or in the interpretation or application thereof, or compliance by Bank with any request or directive (whether or not having the force of law) from any central bank or other financial, monetary or other authority:

                  (a) shall subject Bank (or its eurodollar lending office) to any tax, duty or other charge with respect to any Loan or any Note or shall change the basis of taxation of payments to Bank (or its eurodollar lending office) of the principal of or interest on any Loan or any Note or any other amounts due under this Agreement (except for changes in the rate of tax on the overall net income or gross receipts of any of the Bank or its eurodollar lending office imposed by the jurisdiction in which Bank's principal executive office or eurodollar lending office is located); or

                  (b) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System but excluding with respect to any Eurodollar-based Loan any such requirement included in an applicable Eurodollar Reserve Requirement), risk-based capital requirement, liquidity ratio or special deposit, or similar requirement against assets of, deposits with or for the account of, or credit extended by Bank (or its eurodollar lending office) or shall impose on any of the Bank (or its eurodollar lending office) or the foreign exchange and interbank markets or other condition affecting any Loan or any of the Notes or any commitment of Bank under this Agreement;

and the result of any of the foregoing is to increase the costs to the Bank, by an amount deemed by Bank to be material, of making, renewing or maintaining any part of the Loans or its commitments hereunder or to reduce the amount or rate of return on any sum received or receivable by, or the rate of return on the capital of, the Bank under this Agreement, or under the Notes, then Bank shall promptly notify Company of such fact and demand compensation therefor and, Company jointly and severally hereby agree to pay Bank such additional amount or amounts as will compensate Bank for such increased costs or reduced return within thirty (30) days of such notice. A certificate of Bank demanding such compensation setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate shall be conclusively presumed to be correct save for manifest error.

         4.13 BASIS OF PAYMENTS. All sums payable by Company to the Bank under this Agreement or the other documents contemplated hereby shall be paid directly to the Bank at its principal office in United States funds, without set off, deduction or counterclaim. In its sole discretion, the Bank may charge any and all deposit or other accounts (including without limit an account evidenced by a certificate of deposit) of Company with the Bank for all or a part of any Indebtedness then due; provided, however, that this authorization shall not affect the Company's obligation to pay, when due, any Indebtedness whether or not account balances are sufficient to pay amounts due.

         4.14 RECEIPT OF PAYMENTS. Any payment of the Indebtedness made by mail will be deemed tendered and received only upon actual receipt by the Bank at the address designated for such payment, whether or not the Bank has authorized payment by mail or any other manner, and shall not be deemed to have been made in a timely manner unless received on the date due for such payment, time being of the essence. The Company expressly assumes all risks of loss or liability resulting from non-delivery or delay of delivery of any item of payment transmitted by mail or in any other manner. Acceptance by the Bank of any payment in an amount less than the amount then due shall be deemed an acceptance on account only, and the failure to pay the entire amount then due shall be and continue to be an Event of Default, and at any time thereafter and until the entire amount then due has been paid, the Bank shall be entitled to exercise any and all rights conferred upon it herein upon the occurrence of an Event of Default. The Company waives the right to direct the application of any and all payments at any time or times hereafter received by the Bank from or on behalf of the Company. The Company agrees that the Bank shall have the continuing exclusive right to apply and to reapply any and all payments received at any time or times hereafter against the Indebtedness in such manner as the Bank may deem advisable, notwithstanding any entry by the Bank upon any of its books and records. The Company expressly agrees that to the extent that the Bank receives any payment or benefit and such payment or benefit, or any part thereof, is subsequently invalidated, declared to be fraudulent or preferential, set aside or is required to be repaid to a trustee, receiver, or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then to the extent of such payment or benefit, the Indebtedness or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or benefit had not been made and, further, any such repayment by the Bank, to the extent that the Bank did not directly receive a corresponding cash payment, shall be added to and be additional Indebtedness payable upon demand by the Bank.

         4.15 DEFAULT INTEREST. Notwithstanding anything herein to the contrary, in the event and so long as an Event of Default shall exist, all principal outstanding under the Notes shall bear interest, payable on demand, from the date of such Event of Default or acceleration at a rate per annum equal to the Default Rate, provided, however, that in no event shall the Notes or Loans bear interest at a rate greater than the Highest Lawful Rate.

5. PAYMENTS

         5.1 PAYMENT PROCEDURE.

                  (a) All payments by Company of principal of, or interest on, the Notes or of any of the fees payable hereunder, shall be made without setoff, deduction or counterclaim on the date specified for payment under this Agreement not later than 2:00 p.m. (Detroit time) in immediately available funds to Bank.

                  (b) Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made (except as specifically indicated to the contrary herein) on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

         5.2 APPLICATION OF PROCEEDS. Notwithstanding anything to the contrary in this Agreement, after an Event of Default the proceeds of any offsets, voluntary payments by Company or others and any other sums received or collected in respect of the indebtedness hereunder, shall be applied first to the costs and expenses of Bank in enforcement and collection and, second, to the indebtedness and obligations of Company hereunder in such order as Bank elects, and then, if there is any excess, to Company.

         5.3 DEPOSITS AND ACCOUNTS. In addition to and not in limitation of any rights of Bank or other holder of any Note, Bank and each other such holder shall, in the event and so long as there exists an Event of Default and without notice or demand of any kind, have the right to liquidate and collect all property or assets of Company (including deposits and other credits), whether presently owned or hereafter acquired, in possession or control of (or owing by) Bank or other holder for any purpose, and to apply the proceeds of any such liquidations and collections, and offset any amounts owing to Company against obligations hereunder and under the Notes and the Documents.

6. CONDITIONS

         The obligation of Bank to make the Advance of the Term Loan and the right of Company to request Bank to make Advances under the Revolving Note and to issue Letters of Credit pursuant to this Agreement are subject to the following conditions:

         6.1 EXECUTION OF NOTES AND THIS AGREEMENT. Company shall have executed and delivered to Bank, the Notes, this Agreement and the other Loan Documents to which it is a party (including all schedules, exhibits, certificates, opinions, financial statements and other documents to be delivered pursuant hereto), and such Notes, and this Agreement and the other Loan Documents shall be in full force and effect.

         6.2 CORPORATE AUTHORITY. Bank shall have received, with a counterpart thereof for each Bank:

                  (a) In connection with the Company, a certificate of Responsible Officer as to:

                           (i) resolutions of the board of directors of the
Company evidencing approval of the transactions contemplated by this Agreement and the Notes and authorizing the execution and delivery thereof and the borrowing of Advances hereunder,

                           (ii) the incumbency and signature of the officers of
the Company executing any Loan Document,

                           (iii) a certificate of good standing or continued
existence (or the equivalent thereof) from the State of Michigan, and from every state or other jurisdiction listed on Schedule 5.2 hereof if issued by such jurisdiction, subject to the limitations (as to qualification and authorization to do business) contained in Section 7.1, and

                           (iv) copies of Company's articles of incorporation
and bylaws or other constitutional documents, as in effect on the Effective
Date;

                  (b) in connection with each Guarantor, a certificate from an authorized officer of such Guarantor as to:

                           (i) resolutions of the board of directors or members
or managers, as the case may be, of each such Guarantor evidencing approval of the transactions contemplated by the Loan Documents to which such Guarantor is a party and authorizing the execution and delivery thereof,

                           (ii) the incumbency and signature of the officers or
members or managers, as the case may be, of such Guarantor executing any Loan Document to which such Guarantor is a party,

                           (iii) a certificate of good standing from the state
or other jurisdiction of such Guarantor's incorporation, and from every state or other jurisdiction in which such Guarantor is qualified to do business, if issued by such jurisdiction, subject to the limitations (as to qualification and authorization to do business) contained in Section 7.3, hereof, and

                           (iv) copies of Guarantor's articles of incorporation
and bylaws or other constitutional documents, as in effect on the Effective
Date.

         6.3 COLLATERAL DOCUMENTS AND GUARANTIES. As security for all Indebtedness of Company to Bank hereunder, Bank shall have received the Pledge Agreements and the Guaranty executed and delivered by each of the Guarantors.

         6.4 COMPLIANCE WITH CERTAIN DOCUMENTS AND AGREEMENTS. The Company and each Guarantor (and any of their respective Subsidiaries or Affiliates) shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement, other Loan Documents, or any agreement or other document executed thereunder and required to be performed or complied with by each of them (as of the applicable date) and none of such parties shall be in material default in the performance or compliance with any of the terms or provisions hereof or thereof.

         6.5 OPINION OF COUNSEL. Company and each Guarantor shall furnish Bank prior to the initial Advance under this Agreement, opinions of counsel to the Company and such Guarantor, dated the date hereof, and covering such matters as reasonably required by and otherwise satisfactory in form and substance to Bank.

         6.6 COMPANY'S CERTIFICATE. Bank shall have received, a certificate of a Responsible Officer of Company dated the date of the making of Advances hereunder, stating that to the best of his or her knowledge after due inquiry,
(a) the conditions of paragraphs 6.1 and 6.3 hereof have been fully satisfied;
(b) the representations and warranties made by Company, each Guarantor or any other party to any of the Loan Documents (excluding the Bank) in this Agreement or any of the other Loan Documents, and the representations and warranties of any of the foregoing which are contained in any certificate, document or financial or other statement furnished at any time hereunder or thereunder or in connection herewith or therewith shall have been true and correct in all material respects when made and shall be true and correct in all material respects on and as of the Effective Date; and (c) no Default or Event of Default shall have occurred and be continuing, and there shall have been no material adverse change in the financial condition, properties, business, results or operations of the Company and its Subsidiaries taken as a whole from June 30, 2002, to the date of the making of the first borrowing hereunder.

         6.7 PAYMENT OF FEES. Company shall have paid to Bank all Fees, costs and expenses required hereunder to be paid to Bank upon execution of this Agreement.

         6.8 EXISTING CREDIT FACILITIES. All existing Debt (including all indebtedness under the Prior Agreement) other than Debt expressly permitted hereunder, together with all interest, all prepayment premiums and other amounts due and payable with respect thereto, shall have been paid in full and the related commitments terminated or amounts necessary to pay and discharge such Debt in full shall have been delivered into cash escrow arrangements satisfactory to Bank; and all Liens securing payment of any such Debt have been released and Bank shall have received all Uniform Commercial Code Form UCC-3 terminations statements or other instruments as may be suitable or appropriate in connection therewith.

         6.9 DOCUMENTS DELIVERED PURSUANT TO PRIOR AGREEMENT. To the extent that documents, instruments and agreements corresponding to the above requirements have been executed and delivered pursuant to the Prior Agreement, Company and Bank (in each of its separate capacities as Bank hereunder and as "Agent" and "Bank" under the Prior Agreement) hereby agree that: (i) all rights, interests and benefits of such prior document are hereby assigned from "Agent" and the "Banks" under the Prior Agreement to the Bank hereunder, (ii) each such document, instrument and agreement is hereby amended so that each reference to "Agent", "Bank" and or "Agent and Banks" is hereby made a reference to Bank hereunder, (iii) as so amended, each such document, instrument and agreement shall remain in full force and effect as support and security for Indebtedness from time to time owing to Bank, and (iv) notwithstanding the foregoing, Bank shall be entitled to require such amendments to, acknowledgments of and/or restatements of, any of such pre-existing documents, instruments and/or agreements as Bank considers necessary or desirable, in its sole discretion.

         6.10 CONTINUING CONDITIONS. The obligations of Bank to make Advances (including the initial Advance) or (in the case of Line of Credit Advances), to consider Company's request therefor) shall be subject to the continuing conditions that:

All conditions of Sections 6.1 through 6.9 shall have been and remain satisfied as of the date of the Advance;

No Default or Event of Default shall exist as of the date of the Advance; and

Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance.

7. REPRESENTATIONS AND WARRANTIES

         Company represents and warrants and such representations and warranties shall be deemed to be continuing representations and warranties until the final payment in full of the Indebtedness and the performance by Company of all other obligations under this Agreement:

         7.1 CORPORATE AUTHORITY. Company is a corporation duly organized and existing in good standing under the laws of the State of Michigan; each Subsidiary is a corporation or other business entity duly organized and existing in good standing under the laws of the jurisdiction of its incorporation; and each of the Company and its Subsidiaries is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification necessary and where failure to be so qualified would have a material adverse effect on their respective businesses.

         7.2 DUE AUTHORIZATION - COMPANY. Execution, delivery and performance of this Agreement, the other Loan Documents and any other documents and instruments required under or in connection with this Agreement or the other Loan Documents (or to be so executed and delivered), and the issuance of the Notes by Company are within its corporate powers, have been duly authorized, are not in contravention of law or the terms of the Company's organizational documents and, except as have been previously obtained or as referred to in Section 7.13, below, do not require the consent or approval, material to the transactions contemplated by this Agreement and the other Loan Documents, of any governmental body, agency or authority.

         7.3 DUE AUTHORIZATION - GUARANTORS. Execution, delivery and performance of the Guaranty and all other documents and instruments required of Guarantors under or in connection with this Agreement and the other Loan Documents (or to be so executed and delivered), and to which each Guarantor is a party, are within the corporate powers or limited liability company of each such Guarantor, have been duly authorized, are not in contravention of law or the terms of such Guarantor's organizational documents, and, except as have been previously obtained (or as referred to in Section 7.13 below), do not require the consent or approval, material to the transactions contemplated by this Agreement and the other Loan Documents, of any governmental body, agency or authority not previously obtained.

         7.4 LIENS. There are no security interests in, liens, mortgages, or other encumbrances on and no financing statements on file with respect to any of the property owned, pledged, mortgaged or otherwise encumbered (or to be encumbered) by Company or any of its Subsidiaries except for Liens permitted pursuant to Section 9.2 hereof.

         7.5 TAXES. Company and each of its Subsidiaries has filed on or before their respective due dates or within the applicable grace periods, all federal, state and foreign tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all taxes which have become due pursuant to those returns or pursuant to any assessments received by any such party, as the case may be, to the extent such taxes have become due, except to the extent such tax payments are being actively contested in good faith by appropriate proceedings and with respect to which adequate provision has been made on the books of Company or such Subsidiary as may be required by GAAP.

         7.6 NO DEFAULTS. There exists no material default under the provisions of any instrument evidencing any indebtedness for borrowed money of the Company or any Subsidiary which is permitted hereunder or of any agreement relating thereto.

         7.7 ENFORCEABILITY OF AGREEMENT AND LOAN DOCUMENTS -- COMPANY. This Agreement, each of the other Loan Documents to which Company is a party, and all other certificates, agreements and documents executed and delivered by Company under or in connection herewith or therewith have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of Company, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor's rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

         7.8 ENFORCEABILITY OF LOAN DOCUMENTS -- GUARANTORS. The Loan Documents to which each of the Guarantors is a party, and all certificates, documents and agreements executed in connection therewith by the Guarantors have each been duly executed and delivered by the duly authorized officers or members or managers, as the case may be, of the Guarantors and constitute the valid and binding obligations of such Guarantors, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor's rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

         7.9 COMPLIANCE WITH LAWS. Except as disclosed on Schedule 7.9, each of the Company and each of its Subsidiaries has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) except to the extent that failure to comply therewith would not materially interfere with the conduct of the business of Company and each of the Subsidiaries taken as a whole, or would not have a Material Adverse Effect; except for such matters as are not likely to have a Material Adverse Effect, and except as set forth in
Schedule 7.9 hereof, and without limiting the generality of Section 7.12, there have been no past, and there is no pending or threatened, litigation, action, proceeding or controversy affecting the Company or any of the Subsidiaries, and no pending or threatened complaint, notice or inquiry to the Company or any of the Subsidiaries, regarding potential liability of the Company or any of the Subsidiaries, or any officer, director, agent or employee of the Company or any of the Subsidiaries; and, to the knowledge of the Company, no facts or situation exists that could form the basis for any such litigation, action, proceeding, controversy, complaint, notice or inquiry.

         7.10 NON-CONTRAVENTION -- COMPANY. The execution, delivery and performance of this Agreement and the other Loan Documents and any other documents and instruments required under or in connection with this Agreement by Company are not in contravention of the terms of any indenture, agreement or undertaking to which Company or any of its Subsidiaries is a party or by which its or their properties are bound or affected where such violation would reasonably be expected to have a Material Adverse Effect.

         7.11 NON-CONTRAVENTION -- GUARANTORS. The execution, delivery and performance of those Loan Documents signed by the Guarantors, and any other documents and instruments required under or in connection with this Agreement or any other Loan Document by the Guarantors are not in contravention of the terms of any indenture, agreement or undertaking to which any Guarantor or Company is a party or by which it or its properties are bound or affected where such violation would reasonably be expected to have a Material Adverse Effect.

         7.12 NO LITIGATION. Except for De Minimis Matters or as set forth on
Schedule 7.12 hereof, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding, or governmental investigation pending against or to the knowledge of Company, affecting Company or any Subsidiary (other than any suit, action or proceeding in which Company or such Subsidiary is the plaintiff and in which no counterclaim or cross-claim against Company or such Subsidiary has been filed), nor has Company or any Subsidiary or any of its or their officers, members, managers, or directors, as the case may be, been subject to any suit, action, proceeding or governmental investigation as a result of which any such officer, member, manager or director is or may be entitled to indemnification by Company or a Subsidiary, as applicable, which suits, if resolved adversely to Company, such Guarantor or such Subsidiary, are reasonably likely to have a Material Adverse Effect. Except as set forth on
Schedule 7.12, there is not outstanding against Company or any Subsidiary any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator nor is Company or any Subsidiary in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court where such violation would reasonably be expected to have a Material Adverse Effect.

         7.13 CONSENTS, APPROVALS AND FILINGS, ETC. Except as have been previously obtained, no authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) is required in connection with the execution, delivery and performance: (i) by Company of this Agreement, any of the other Loan Documents to which it is a party, or any other documents or instruments to be executed and or delivered by Company in connection therewith or herewith; (ii) by any Guarantor, of any of the other Loan Documents to which such Subsidiary is a party. All such authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and are not the subject of any attack, or to the knowledge of Company threatened attack (in any material respect) by appeal or direct proceeding or otherwise.

         7.14 AGREEMENTS AFFECTING FINANCIAL CONDITION. Neither the Company nor any Subsidiary is party to any agreement or instrument or subject to any charter or other corporate restriction which has a Material Adverse Effect.

         7.15 NO INVESTMENT COMPANY OR MARGIN STOCK. Neither the Company nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended. Neither the Company nor any Subsidiary is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used by the Company nor any Subsidiary to purchase or carry margin stock or will be made available by the Company or any of its Subsidiaries in any manner to any other Person to enable or assist such Person in purchasing or carrying margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefor, as from time to time in effect, are used in this paragraph with such meanings.

         7.16 ERISA. Neither Company nor any Subsidiary maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on
Schedule 7.16 hereto; and there is no accumulated funding deficiency within the meaning of ERISA, or any existing liability with respect to any of the Pension Plans owed to the Pension Benefit Guaranty Corporation or any successor thereto, and no "reportable event" or "prohibited transaction", as defined in ERISA, has occurred with respect to any Pension Plan, and all such Pension Plans are in material compliance with the requirements of the Internal Revenue Code and ERISA.

         7.17 CONDITIONS AFFECTING BUSINESS OR PROPERTIES. Neither the respective businesses nor the properties of Company nor any Subsidiary is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God or other casualty (whether or not covered by insurance).

         7.18 ENVIRONMENTAL AND SAFETY MATTERS. Except as set forth in Schedules
7.18 and except for such matters as are not likely to have a Material Adverse
Effect:

                  (a) all facilities and property (including underlying groundwater) owned or leased by the Company or any of its Subsidiaries, have been, and continue to be, owned or leased by the Company and the Subsidiaries in material compliance with all Hazardous Material Laws;

                  (b) to the best knowledge of the Company, there have been no past, and there are no pending or threatened

                           (i) claims, complaints, notices or requests for
information received by the Company or any of its Subsidiaries with respect to any alleged violation of any Hazardous Material Law, or

                           (ii) complaints, notices or inquiries to the Company
or any of its Subsidiaries regarding potential liability under any Hazardous Material Law; and

                  (c) no conditions exist at, on or under any property now or previously owned or leased by the Company or any of its Subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability under any Hazardous Material Law.

         7.19 SUBSIDIARIES. As of the Effective Date, and except as disclosed on
Schedule 6.19 hereto, the Company has no Subsidiaries.

         7.20 ACCURACY OF INFORMATION.

                  (a) Each of the Company's financial statements previously furnished to Bank prior to the date of this Agreement, has been prepared in accordance with GAAP and is complete and correct in all material respects and fairly presents (subject to year-end audit adjustments in the case of interim statements) the financial condition of Company and the results of its operations for the periods covered thereby.

                  (b) Since March 31, 2002 there has been no material adverse change in the financial condition of Company or its Subsidiaries taken as a whole; to the best knowledge of Company, neither Company nor any of its Subsidiaries has any contingent obligations (including any liability for taxes) not disclosed by or reserved against in the March 31, 2002 balance sheets, as applicable, and at the present time there are no unrealized or anticipated losses from any present commitment of Company or any of its Subsidiaries which in the aggregate is likely to have a Material Adverse Effect.

8. AFFIRMATIVE COVENANTS

         Company covenants and agrees that it will, and, as applicable, it will cause each of its Subsidiaries, until final payment in full of the Indebtedness and the performance by the Company of all other obligations under this Agreement and the other Loan Documents:

         8.1 FINANCIAL STATEMENTS. Furnish to the Bank:

                  (a) as soon as available and in any event within one hundred twenty (120) days after the end of each of Company's fiscal years, (i) a copy of Company's consolidated financial statements for each fiscal year including consolidated balance sheets as of the end of such fiscal year and related consolidated statements of income and retained earnings for such fiscal year, each prepared in accordance with GAAP and audited by independent certified public accountants selected by Company and reasonably acceptable to Bank and
(ii) a copy of Company's consolidating financial statements for each fiscal year including consolidating balance sheets as of the end of such fiscal year and related consolidating statements of income and retained earnings for such fiscal year, each prepared in accordance with GAAP and certified by an officer of Company;

                  (b) as soon as available and in any event within sixty (60) days after the end of each fiscal quarter, a copy of Company's consolidated and consolidating financial statements for such fiscal quarter, including consolidated and consolidating balance sheets as of the end of such fiscal quarter and the related statements of income and retained earnings for such fiscal quarter, each prepared in accordance with generally accepted accounting principles and practices consistently applied and certified (subject to year-end audit adjustments) by an officer of Company;

                  (c) as soon as available and in any event within forty five
(45) days after the end of each fiscal quarter (excluding the fourth fiscal quarter of each fiscal year), a copy of each Insurance Subsidiary's financial statements for such fiscal quarter, including a balance sheet as of the end of such fiscal quarter and the related statements of income and retained earnings for such fiscal quarter, each prepared in accordance with SAP and certified by an officer of the applicable Insurance Subsidiary;

                  (d) as soon as available and in any event within one hundred twenty (120) days after the end of each fiscal year of each Insurance Subsidiary, a copy of such Insurance Subsidiary's financial statements for such fiscal year, including a balance sheet as of the end of such fiscal year and the related statements of income and retained earnings for such fiscal year, each prepared in accordance with SAP and certified by an officer of the applicable Insurance Subsidiary;

                  (e) as soon as available, copies of all financial statements related to Company and/or any of its Subsidiaries filed with any Regulatory Agency;

                  (f) copies of Company's reports on Form 8-K (as soon as available), 10-Q (within sixty days after the end of each fiscal quarter of Company) and 10-K (within one hundred twenty days after the end of each fiscal year of Company) filed with the federal Securities and Exchange Commission;

                  (g) as soon as available and to the extent not previously furnished to Bank, copies of all reports with respect to Company and/or any of its Subsidiaries prepared by any Regulatory Agency or rating agency;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP, or SAP, as applicable, throughout the periods reflected therein and with prior periods (except as approved by such officer and disclosed therein).

         8.2 CERTIFICATES; OTHER INFORMATION. Furnish to the Bank:

                  (a) within 60 days after and as the end of each quarter, a Covenant Compliance Certificate;

                  (b) promptly and in form satisfactory to Bank, such additional financial and/or other information, or other reports as Bank may from time to time reasonably request;

                  (c) within five (5) days after the occurrence thereof, written notice from Company of any change in the Best rating of any Insurance Subsidiary or in any other change in any rating of any Insurance Subsidiary by any other rating agency.

         8.3 PAYMENT OF OBLIGATIONS. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Company.

         8.4 CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE.

                  (a) Continue to engage solely in the business as now conducted by it and preserve, renew and keep in full force and effect its existence;

                  (b) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business; and

                  (c) comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

         8.5 MAINTENANCE OF PROPERTY; INSURANCE. Keep all property useful and necessary in its business in good working order and maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate.

         8.6 INSPECTION OF PROPERTY; BOOKS AND RECORDS, DISCUSSIONS.

         Permit Bank, through its authorized attorneys, accountants and representatives (a) after reasonable advance notice (which notice shall not be required following the occurrence and during the continuance of an Event of Default) to examine Company and each Subsidiary's books, accounts, records, ledgers and assets and properties of every kind and description wherever located at all reasonable times during normal business hours, upon oral or written request of Bank; and (b) permit Bank or its authorized representatives, at reasonable times and intervals after reasonable advance notice (which notice shall not be required following the occurrence and during the continuance of an Event of Default), to visit all of their respective offices, discuss their respective financial matters with their respective officers and independent certified public accountants, and, by this provision, Company authorizes such accountants to discuss the finances and affairs of Company and its Subsidiaries (provided that Company is given an opportunity to participate in such discussions) and examine any of its or their books and other corporate records.

         8.7 NOTICES. Promptly give notice to Bank of:

                  (a) the occurrence of any Default or Event of Default of which the Company or any Subsidiaries has knowledge;

                  (b) any (i) default or event of default under any Contractual Obligation of the Company or any Subsidiary or (ii) litigation, investigation or proceeding which may exist at any time between the Company or any Subsidiary and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, would have a Material Adverse Effect;

                  (c) the following events, as soon as possible and in any event within 30 days after the Company knows or has reason to know thereof: (i) the occurrence or expected occurrence of any "reportable event" as defined in ERISA with respect to any Pension Plan, or any withdrawal from or the termination, reorganization or insolvency of any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the Pension Benefit Guaranty Corporation or the Company or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from or the terminating, reorganization or insolvency of any Pension Plan;

                  (d) a material adverse change in the business, operations, property, or financial condition of the Company or any of its Subsidiaries taken as a whole;

                  (e) promptly after becoming aware of the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position which could reasonably be expected to have a Material Adverse Effect upon the Company (or any such tax position taken by the Company) setting forth the details of such position and the financial impact thereof.

         Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Company proposes to take with respect thereto.

         8.8 HAZARDOUS MATERIAL LAWS.

                  (a) Use and operate all of its facilities and properties in material compliance with all material Hazardous Material Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws;

                  (b) Promptly notify Bank and provide copies upon receipt of all written claims, complaints, notices or inquiries received by the Company or any of its Subsidiaries of a material nature relating to its facilities and properties or compliance with Hazardous Material Laws, and shall promptly cure and have dismissed with prejudice to the satisfaction of the Majority Banks any actions and proceedings relating to compliance with Hazardous Material Laws to which the Company or any of its Subsidiaries is named as a party;

                  (c) Provide such information and certifications which Bank may reasonably request from time to time to evidence compliance with this Section 8.8.

         8.9 MAINTAIN BASE NET WORTH. Maintain at all times a Net Worth of not less than the Base Net Worth.

         8.10 FIXED CHARGE COVERAGE RATIO. Maintain, as of the end of each fiscal quarter, a Fixed Charge Coverage Ratio of not less than 1.2 to 1.0.

         8.11 RISK-BASED CAPITAL. At all times after the date hereof, cause Star Insurance Company and each Insurance Subsidiary not owned by Star Insurance Company to maintain a ratio of (a) Total Adjusted Capital (as defined in the Risk-Based Capital Act) to (b) the Company Action Level RBC (as defined in the Risk-Based Capital Act) of at least 175%. Bank acknowledges that Total Adjusted Capital and Company Action Level RBC are determined as of the end of each fiscal year, and only as of the end of each fiscal year.

         8.12 MINIMUM STATUTORY SURPLUS. At all times after the date hereof, cause Star and the Insurance Subsidiaries to maintain a Statutory Surplus of at least:

                  (a) as of September 30, 2002, Eighty Five Million Dollars ($85,000,000);

                  (b) as of December 31, 2002 and thereafter Ninety Million Dollars ($90,000,000); plus, in each case, the sum of (i) the aggregate capital contributions made to such Insurance Subsidiary on the date of such purchase or thereafter, plus (ii) the proceeds received by such Insurance Subsidiary from the issuance of any equity securities on the date of such purchase or thereafter (net of reasonable and customary expenses of such issuance), minus (iii) cash dividends paid by such Insurance Subsidiary to the Company.

         8.13 FUNDED DEBT TO TOTAL CAPITALIZATION RATIO. Maintain, as of the end of each quarter, a ratio of Funded Debt to Total Capitalization of not more than ..25 to 1.0.

         8.14 NET PREMIUM AND GROSS PREMIUM RATIO. Cause each Insurance Subsidiary to maintain at all times a Net Premium Ratio of not more than 2.5 to
1.0 and a Gross Premium Ratio of not more than 3.0 to 1.0.

         8.15 TAXES. Pay and discharge all taxes and other governmental charges, and all material contractual obligations calling for the payment of money, before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith by appropriate proceedings and is reserved for, as required by GAAP on its balance sheet, or where the failure to pay any such matter could not have a Material Adverse Effect.

         8.16 GOVERNMENTAL AND OTHER APPROVALS. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary in connection with the execution, delivery and performance: (i) by Company, of this Agreement, the other Loan Documents, or any other documents or instruments to be executed and/or delivered by Company in connection therewith or herewith; and (ii) by each of the Subsidiaries, of the Loan Documents to which it is a party.

         8.17 COMPLIANCE WITH ERISA. Comply in all material respects with all requirements imposed by ERISA as presently in effect or hereafter promulgated or the Internal Revenue Code, including, but not limited to, the minimum funding requirements of any Pension Plan.

         8.18 ERISA NOTICES. Promptly notify Bank upon the occurrence of any of the following events:

                  (a) the termination of any Pension Plan subject to Subtitle C of Title IV of ERISA;

                  (b) the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA;

                  (c) the commencement by the Pension Benefit Guaranty Corporation, or any successor thereto, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA;

                  (d) the failure of the Company or any Subsidiary to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code;

                  (e) the withdrawal of the Company or any Subsidiary from any multiemployer plan (as defined in Section 3(37) of ERISA; or

                  (f) the occurrence of a "reportable event" which is required to be reported by the Company under Section 4043 of ERISA or a "prohibited transaction" as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code which is likely to have a Material Adverse Effect.

         8.19 USE OF PROCEEDS. Company shall not use any portion of the proceeds of any such advances for the purpose of purchasing or carrying any "margin stock" (as defined in Regulation G of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation G, T, U or X of said Board of Governors or for any other purpose in violation of (x) any applicable statute or regulation or (y) the terms and conditions of this Agreement.

         8.20 FUTURE SUBSIDIARIES. With respect to each Person which becomes a Subsidiary subsequent to the Effective Date (other than an Insurance Subsidiary), on the date such new Subsidiary is created or acquired, cause such new Subsidiary to execute and deliver to the Bank, a Joinder Agreement whereby such Subsidiary becomes obligated as a Guarantor under the Guaranty.

9. NEGATIVE COVENANTS.

         Company covenants and agrees that, until final payment in full of the Indebtedness and the performance by Company and the Subsidiaries of all other obligations under this Agreement and the other Loan Documents, it will not, and will not permit any of the Subsidiaries, to:

         9.1 LIMITATION ON DEBT. Create, incur, assume or suffer to exist any Debt, except:

                  (a) Indebtedness in respect of the Notes and other obligations of the Company or any Subsidiary under this Agreement and the other Loan Documents to which it is a party;

                  (b) any Debt set forth in Schedule 9.1 attached hereto and any renewals or refinancing of such Debt in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof), on substantially the same terms and otherwise in compliance with this Agreement;

                  (c) Debt of the Company or a Subsidiary other than pursuant to this Agreement and other than Debt set forth in Schedule 9.1 attached hereto incurred to finance the acquisition of fixed or capital assets(whether pursuant to a loan or a Capitalized Lease) in an aggregate amount not exceeding $2,000,000 at any time outstanding, and any renewals or refinancing of such Debt in amounts not exceeding the scheduled amounts (less any required amortization according to the terms thereof), on substantially the same terms and otherwise in compliance with this Agreement;

                  (d) Debt in respect of taxes, assessments or governmental charges to the extent that payment thereof shall not at the time be required to be made in accordance with Section 8.14;

                  (e) Debt in respect to letters of credit issued by Bank upon request of Company or any of its Subsidiaries;

                  (f) current unsecured trade, utility or nonextraordinary accounts payable (including without limitation, short term Debt owed to vendors) arising in the ordinary course of Company or such Subsidiary's businesses;

                  (g) Subordinated Debt;

                  (h) Indebtedness under any Interest Rate Protection
Agreements;

                  (i) intercompany loans from the Company to wholly owned Subsidiaries, but only to the extent permitted under the other applicable terms and limitations of this Agreement, including but not limited to Section 9.7 hereof;

                  (j) Funded Debt assumed pursuant to a Permitted Acquisition, provided that such Debt was not entered into, extended or renewed in contemplation of such acquisition (including Debt secured by Liens permitted by 9.2(c)), provided that the aggregate amount of all such Debt shall not exceed $6,000,000 at any one time outstanding;

                  (k) additional Debt not exceeding $600,000 in aggregate principal amount at any one time outstanding.

         9.2 LIMITATION ON LIENS. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

                  (a) Permitted Liens;

                  (b) Liens securing Debt permitted by Section 8.1(c) incurred to finance the acquisition of fixed or capital assets, provided that (i) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, (iii) the amount of Debt secured thereby is not increased and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed 100% of the original purchase price of such property;

                  (c) any Lien securing indebtedness assumed pursuant to a Permitted Acquisition, provided that such Lien is limited to the property so acquired, and was not entered into, extended or renewed in contemplation of such acquisition;

                  (d) Liens in favor of Bank, as security for the Indebtedness;

                  (e) attachments, judgements and other similar Liens, for sums not exceeding, in the aggregate, $500,000 (excluding any portion thereof which is covered by adequate insurance with a reputable carrier and which insurer has accepted a tender of defense and indemnification without reservation of rights) arising in connection with court proceedings, provided that the execution or other enforcement of such Liens is effectively stayed and claims secured thereby are being actively contested in good faith and by appropriate proceedings);

                  (f) other Liens, existing on the Effective Date, set forth on
Schedule 9.2.

         9.3 LIMITATION ON GUARANTEE OBLIGATIONS. Create, incur, assume or suffer to exist any Guarantee Obligation except pursuant to the Loan Documents.

         9.4 ACQUISITIONS. Other than Permitted Acquisitions, purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests of any Person, firm or corporation, or any shares of stock (or other ownership interests) of any corporation, trusteeship or association, or any business or going concern, or in any other manner effectuate or attempt to effectuate an expansion of present business by acquisition.

         9.5 LIMITATION ON MERGERS, OR SALE OF ASSETS. Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, except:

                  (a) inventory leased or sold in the ordinary course of business;

                  (b) obsolete or worn out property, property no longer useful in the conduct of Company or any Subsidiary's business or property from closed offices, in each case disposed of in the ordinary course of business;

                  (c) mergers in which the Company (if the Company is a party thereto) or a Subsidiary is the surviving corporation and which otherwise meet the definition of "Permitted Acquisition"; and

                  (d) investments in Insurance Subsidiaries' investment portfolios.

         9.6 RESTRICTED PAYMENTS. Declare or make, or permit any Subsidiary to, declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, "Distributions") on account of any membership interests or any shares of any class of its capital stock, as applicable, or purchase, redeem or otherwise acquire for value any membership interests or any shares of its capital stock, as applicable, or any warrants, rights or options to acquire such shares or membership interests, now or hereafter outstanding; except:

                  (a) Company's Subsidiaries may make Distributions to Company;

                  (b) so long as no Default or Event of Default has occurred and is continuing or would occur after giving effect thereto, Distributions by Company to its shareholders during any single fiscal year (together with redemptions of Company's stock during such fiscal year) not exceeding five percent (5%) of Company's contributed equity capital (determined in accordance with GAAP) determined as of the last day of the fiscal year preceding such fiscal year.

         9.7 LIMITATION ON INVESTMENTS, LOANS AND ADVANCES. Make any advance, loan, extension of credit or capital contribution to, or purchase any stock, bonds, notes, debentures or other securities, of or any assets constituting a business unit of, or make any other investment in, any Person, except:

                  (a) Permitted Investments;

                  (b) extensions of trade credit in the ordinary course of business;

                  (c) (i) loans and advances to officers and employees for relocation expenses which are required to be repaid within one year of the date made and (ii) other loans and advances to officers and employees of the Company or any Subsidiary in the ordinary course of business in an aggregate amount, not to exceed $250,000 (excluding the existing loan to Robert Cubbin in the principal amount of $660,789.18, plus accrued interest) at any one time outstanding; and

                  (d) intercompany loans, advances or Investments to Company's Subsidiaries;

                  (e) Permitted Acquisitions permitted pursuant to Section 9.4.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 9.7 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

         9.8 TRANSACTIONS WITH AFFILIATES. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate of the Company or any Subsidiary unless such transaction is otherwise permitted under this Agreement, is in the ordinary course of the Company or such Subsidiary's business and is upon fair and reasonable terms no less favorable to the Company or such Subsidiary than it would obtain in a comparable arms length transaction with a Person not a Subsidiary.

         9.9 LIMITATION ON NEGATIVE PLEDGE CLAUSES. Enter into any agreement, document or instrument which would restrict or prevent Company and its Subsidiaries from granting Bank liens upon, security interests in and pledges of their respective assets which are senior in priority to all other Liens.

         9.10 PREPAYMENT OF DEBTS. Prepay, purchase, redeem or defease any Debt for money borrowed or any capital leases excluding, subject to the terms hereof, the Indebtedness and except for prepayments, purchases and redemptions of Debt in an aggregate amount not exceeding $500,000 during any single fiscal year of Company.

         9.11 SUBORDINATED DEBT. Amend or modify any document evidencing any Subordinated Debt or make any payment with respect to the Subordinated Debt except for regularly scheduled payments of principal and interest, subject to the blockage provisions contained in the Subordinated Debt Documents.

         9.12 REINSURANCE CONTRACTS. Enter into any reinsurance contract with any Person for an amount that exceeds 10% of the aggregate dollar value of such reinsurance contract unless such Person (i) has a rating of at least A- as determined by A.M. Best Company, (ii) has a rating of at least A by Standard & Poor's, (iii) is a syndicate in Lloyds of London or (iv) is a reinsurer which has provided security to collateralize its obligations in compliance with applicable insurance regulations.

         9.13 INVESTMENT PORTFOLIO. Permit or suffer any material change in either the quality of its investments or its investment policies.

10. DEFAULTS

         10.1 EVENTS OF DEFAULT. The occurrence of any of the following events shall constitute an Event of Default hereunder:

                  (a) non-payment when due of the principal or interest under any of the Notes issued hereunder in accordance with the terms thereof, any Fees, and in the case of interest payments and Fees, continuance thereof for three (3) Business Days;

                  (b) non-payment of any money by Company under this Agreement or by Company or any Subsidiary under any of the Loan Documents to which it is a party, other than as set forth in subsection (a), above within five Business Days after notice from Bank that the same is due and payable;

                  (c) default in the observance or performance of any of the conditions, covenants or agreements of Company set forth in Articles 8 and 9 of this Agreement.

                  (d) default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement by Company and continuance thereof without cure for a period of thirty (30) consecutive days after written notice of such default by Bank to Company;

                  (e) any representation or warranty made by Company or any Subsidiary herein or in any instrument submitted pursuant hereto or by any other party to the Loan Documents proves untrue or misleading in any material adverse respect when made;

                  (f) default in the observance or performance of or failure to comply with any of the conditions, covenants or agreements of Company or any Subsidiary set forth in any of the other Loan Documents, and the continuance thereof beyond any period of grace or cure specified in any such document;

                  (g) default (i) in the payment of any indebtedness for borrowed money (other than Indebtedness hereunder) of Company or any Subsidiary in excess of One Hundred Thousand Dollars ($100,000) in the aggregate when due (whether by acceleration or otherwise) and continuance thereof beyond any applicable period of cure or (ii) failure to comply with the terms of any other obligation of Company or any Subsidiary with respect to any indebtedness for borrowed money (other than Indebtedness hereunder) in excess of One Hundred Thousand Dollars ($100,000) in the aggregate, which with the giving of notice or passage of time or both would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money or terminate its commitment thereunder, as applicable;

                  (h) the rendering of any judgment(s) for the payment of money in excess of the sum of One Hundred Thousand Dollars ($100,000) individually or in the aggregate against Company or any Subsidiary, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of forty five (45) consecutive days, except as covered by adequate insurance with a reputable carrier and an action is pending in which an active defense is being made with respect thereto;

                  (i) the occurrence of a "reportable event", as defined in ERISA, which is determined to constitute grounds for termination by the Pension Benefit Guaranty Corporation of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of the Company or any of its Subsidiaries for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Bank's other rights or remedies hereunder), or the institution of proceedings by the Pension Benefit Guaranty Corporation to terminate any such Pension Plan or to appoint a trustee by the appropriate United States District Court to administer any such Pension Plan, which in either case could reasonably be expected to have a Material Adverse Effect;

                  (j) the Company or any Subsidiary shall be dissolved or liquidated (or any judgment, order or decree therefor shall be entered) or; if a creditors' committee shall have been appointed for the business of Company or any Subsidiary; or if Company or any Subsidiary shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party's financial statements); or shall file an answer to a creditor's petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of Company or any of its Subsidiaries); or if any involuntary bankruptcy, reorganization or other case or proceeding under any bankruptcy or insolvency law is commenced in respect of the Company or any Subsidiary and if such case or proceeding remains for 60 days undismissed; or if an order shall be entered approving any petition for reorganization of Company or any Subsidiary; or the Company or any Subsidiary shall take any action (corporate or other) authorizing or in furtherance any of the actions described above in this subsection;

                  (k) a "Change in Control" under and as defined in any Subordinated Debt Documents shall have occurred;

                  (l) (i) any Person or group of Persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) other than Merton J. Segal or any trust established by him for estate planning purposes shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of 15% or more of the outstanding shares of common stock of the Company; or (ii) during any 24-month period, individuals who at the beginning of such period constituted the Company's Board of Directors (together with any new directors whose election by the Company's Board of Directors or whose nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors who either were directors at beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company;

                  (m) any of the Insurance Subsidiaries shall be prohibited by any Regulatory Agency from issuing new insurance policies in any jurisdiction and such prohibition shall have a Material Adverse Effect on such Insurance Subsidiary's business;

                  (n) any of the Insurance Subsidiaries shall fail to maintain such catastrophe reinsurance as a prudent insurance company would deem necessary, as determined by Bank;

                  (o) if the operation of Company or any of its Subsidiaries shall become subject to the control of any Regulatory Agency, other than in the normal course of business;

                  (p) if any of the Insurance Subsidiaries currently rated by Best shall receive a rating from Best of less than B+ or, if after Best has rated an Insurance Subsidiary, Best shall withdraw its rating for the Insurance Subsidiary.

         10.2 EXERCISE OF REMEDIES. If an Event of Default has occurred and is continuing hereunder:

                  (a) Bank's commitment to make Advances shall immediately and automatically terminate;

                  (b) Bank may declare the entire unpaid balance of the indebtedness hereunder, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by Company and/or demand immediate delivery by Company of each collateral in amount equal to the face amount drawing of all then issued and unexpired Letters of Credit (which cash collateral Company hereby agrees to deliver immediately upon any such demand);

                  (c) immediately and automatically upon the occurrence of any Event of Default specified in Section 10.1(j) above, and notwithstanding the lack of any declaration by Bank under preceding clause (b), the entire unpaid principal of the Loans and other indebtedness hereunder, including the Notes, shall become automatically due and payable;

                  (d) Bank may, exercise any remedy permitted by this Agreement, the other Documents or law.

         10.3 WAIVER OF DEFAULTS. No Event of Default shall be waived by Bank except in a writing made in accordance with Section 11.11 hereof. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of Bank's rights. No waiver of any Event of Default shall extend to any other or future Event of Default. No forbearance any of Bank's rights shall constitute a waiver of any of any such rights. Company expressly agrees that this Section may not be waived or modified by Bank by course of performance, estoppel or otherwise.

11. MISCELLANEOUS

         11.1 ACCOUNTING PRINCIPLES. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP. Furthermore, all financial statements required to be delivered hereunder, subject to year-end audit adjustments thereto, shall be prepared in accordance with GAAP.

         11.2 CONSENT TO JURISDICTION. Company and Bank hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Michigan state court sitting in Detroit, Michigan in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and Company, and Bank hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Michigan state court. Company irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to Company at its address specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by Company in a notice to the other parties that complies as to delivery with the terms of Section 11.5. Nothing in this Section shall affect the right of the Bank to serve process in any other manner permitted by law or limit the right of the Bank to bring any such action or proceeding against Company or any Subsidiary or any of its or their property in the courts with subject matter jurisdiction of any other jurisdiction. Company hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

         11.3 LAW OF MICHIGAN. This Agreement and the Notes have been delivered at Detroit, Michigan, and shall be governed by and construed and enforced in accordance with the laws of the State of Michigan (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

         11.4 BANK'S COSTS AND EXPENSES. Company shall pay all costs and expenses, including, by way of description and not limitation, reasonable attorney fees and out-of-pocket expenses and lien fees incurred by Bank in connection with the commitment, consummation, and closing of the loans contemplated hereby and in the exercise and enforcement of its rights and prerogatives hereunder and under the Loan Documents. All costs, including attorney fees, incurred by Bank in revising, protecting, exercising or enforcing any of its rights hereunder and under the Loan Documents, or otherwise incurred by Bank in connection with an Event of Default or in connection with the enforcement hereof, including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against Bank which would not have been asserted were it not for Bank's relationship with Company hereunder or under the Loan Documents, shall also be paid by Company.

         11.5 NOTICES. Except as otherwise provided herein, all notices hereunder shall be sufficient if made in writing and delivered to the mailing and delivery address of the respective parties indicated on the signature pages to this Agreement, or transmitted to the facsimile or telex numbers set forth on their respective signature pages to this Agreement. All such notices shall be deemed received (i) two (2) Business Days after deposit thereof in the mails, if given by mail, (ii) one (1) Business Day after deposit with express courier service, or (iii) if by facsimile or telex transmission, the Business Day of transmission if transmitted during customary business hours of the addressee and, if not transmitted during such business hours, the following Business Day, provided, however, that notices to the Bank shall not be effective until actual receipt thereof.

         11.6 INDEMNITY. Company hereby agrees to defend, indemnify, and hold Bank harmless from and against all claims, damages, judgments, penalties, costs, and expenses (including attorney fees and court costs now or hereafter arising from the aforesaid enforcement of this clause) arising directly or indirectly from the activities of Company and/or any Subsidiary thereof, its predecessors in interest, or third parties with whom it has a contractual relationship, or arising directly or indirectly from the violation of any environmental protection, health, or safety law, whether such claims are asserted by any governmental agency or any other person. This indemnity shall survive termination of this Agreement.

         11.7 FURTHER ACTION. Company, from time to time, upon written request of Bank will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may be required to carry out the intent and purpose of this Agreement and the Documents, and to provide for Loans under and payment of the Notes, according to the intent and purpose herein and therein expressed.

         11.8 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of Company and Bank and their respective successors and assigns, provided that the foregoing shall not authorize any assignment by Company of Company's rights or duties hereunder. Company hereby acknowledges that Bank may (but is not obligated to) sell participations or make assignments of interests in the Loans and Bank's other interests under the Documents to financial institutions to be selected in Bank's discretion. Company hereby agree to any such participation or assignment and further agrees to execute and deliver, at Bank's request, any additional documentation reasonably deemed necessary by Bank in connection therewith.

         11.9 INDULGENCE. No delay or failure of Bank in exercising any right, power or privilege hereunder shall affect such right, power or privilege nor shall any single or partial exercise thereof preclude any further exercise thereof, nor the exercise of any other right, power or privilege. The rights of Bank hereunder are cumulative and are not exclusive of any rights or remedies which Bank would otherwise have.

         11.10 COUNTERPARTS. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

         11.11 ENTIRE AGREEMENT; AMENDMENTS; WAIVERS; CONSENTS. This Agreement, the Notes, the Loan Documents, and any agreements certificates, or other documents given pursuant to the foregoing, contain and will contain the entire agreement of the parties hereto, and none of the parties shall be bound by anything not expressed in writing, except that Company shall be bound by telephonic requests for Advances made hereunder. No amendment or waiver of any provision of this Agreement or any Loan Document, nor consent to any departure by Company therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank.

         11.12 CONFIDENTIALITY. Bank agrees that all documentation and other information made available by Company to Bank under the terms of this Agreement shall (except to the extent required by regulatory authority or legal or governmental process or otherwise by governmental authority or law, or if such documentation and other information is publicly available or hereafter becomes publicly available other than by action of Bank, or was theretofore known or hereafter becomes known to Bank independent of any disclosure thereto by Company) be held in the strictest confidence by Bank and used solely in administration and enforcement of Loans from time to time outstanding from Bank to Company and in the prosecution or defense of legal proceedings arising in connection herewith; provided that Bank may disclose such documentation and other information to any other bank or other Person to which Bank sells or proposes to sell a participation in its Loans hereunder if such other bank or Person, prior to such disclosure, agrees for the benefit of Company to comply with the provisions of this Section 11.12.

         11.13 INTEREST. It is the intention of the parties hereto that Bank shall conform to usury laws applicable to them, if any. Accordingly, if the transactions with Bank contemplated hereby would be usurious under such applicable laws, then, notwithstanding anything to the contrary in the Notes or Loan Documents payable to Bank, this Agreement or any other agreement entered into in connection with or as security for or guaranteeing this Agreement or the Indebtedness, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received by Bank under the Notes payable to Bank, this Agreement, the Loan Documents or under any other agreement entered into in connection with or as security for or guaranteeing this Agreement or such Notes or Loan Documents shall under no circumstances exceed the Highest Lawful Rate and any excess shall be credited automatically, if theretofore paid, on the principal amount of Loans owed to Bank or, if it has Loans outstanding, shall be refunded to Company by Bank; and (ii) in the event that the maturity of any such Note or other Indebtedness hereunder is accelerated or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to Bank may never include more than the Highest Lawful Rate and excess interest, if any, to Bank shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by Bank on the principal amount of the Indebtedness owed to Bank by the Company or, if no such Indebtedness is then outstanding, shall be refunded to Company.

         11.14 JURY WAIVER. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

         11.15 EFFECTIVE UPON EXECUTION. This Agreement shall become effective upon the later of the execution hereof by Bank and Company and the Effective Date, and shall remain effective until all Loans and obligations hereunder have been repaid and discharged in full and no commitment to fund any Loan hereunder remains outstanding.

         WITNESS the due execution hereof as of the day and year first above written.

                                      MEADOWBROOK INSURANCE GROUP, INC.


                                      By:      /s/ Robert S. Cubbin
                                         ---------------------------------------
                                               Robert S. Cubbin
                                      Its:     President
                                          --------------------------------------

                                      Address:
                                               26600 Telegraph Road
                                      ------------------------------------------
                                               Southfield, MI  48034
                                      ------------------------------------------
                                      Attn:    General Counsel
                                           -------------------------------------
                                      Telephone No.
                                                   -----------------------------
                                      Facsimile No.
                                                   -----------------------------


                                      COMERICA BANK


                                      By:      /s/ Julie J. Nowicki
                                         ---------------------------------------
                                               Julie J. Nowicki
                                      Its:     Account Officer
                                          --------------------------------------
                                      Address:

                                      ------------------------------------------

                                      ------------------------------------------
                                      Attn:
                                           -------------------------------------
                                      Telephone No. (313)
                                                         -----------------------
                                      Facsimile No. (313)
                                                         -----------------------

                                  SCHEDULE 4.2
                                     MARGINS

    BASIS FOR PRICING                               LEVEL I             LEVEL II          LEVEL III

--------------------------------------------------------------------------------------------------------
Fixed Charge Coverage Ratio                          < 1.50            > 1.50 but           > 2.00
                                                                       -                    -
                                                                          < 2.00
--------------------------------------------------------------------------------------------------------

Facility Fee - R/C                                   0.50%                0.50%             0.50%

Euro Margin - R/C                                    2.50%                2.00%             1.50%

All-In Drawn - R/C                                   3.00%                2.50%             2.00%

Euro Margin - T/L                                    3.00%                2.50%             2.00%

Prime Based                                          0.75%                0.50%             0.25%
Margin - R/C
--------------------------------------------------------------------------------------------------------

Prime Based                                          1.25%                1.00%             0.75%
Margin - T/L

Letter of Credit Fees                                2.75%                2.25%             1.75%

                                  SCHEDULE 6.2
                         JURISDICTIONS OF QUALIFICATION

The Company and/or its subsidiaries do business in all fifty (50) states of the United States of America and the District of Columbia.

                                  SCHEDULE 7.9
                              COMPLIANCE WITH LAWS

The Company is a corporation duly organized, existing in good standing under the laws of the State of Michigan. Further, the Company is not in convention of law or of the terms of its Articles of Incorporation or its By-Laws.

                                  SCHEDULE 7.12
                                   LITIGATION

As of September 25, 2002, the Company is unaware of any unrealized or anticipated losses from any present commitment of the Company or any of its subsidiaries, which in the aggregate, is likely to have a Material Adverse Effect.

                                  SCHEDULE 7.18
                        ENVIRONMENTAL AND SAFETY MATTERS

The Company or one of its subsidiaries owns the following parcel of real estate:

         CITY OF SOUTHFIELD
         UNIT 3, AMERICAN COMMERCE CENTRE, ACCORDING TO THE RECORDED MASTER DEED RECORDED IN LIBER 18714, PAGES 477 THROUGH 520, INCLUSIVE, OAKLAND COUNTY RECORDS, AND DESIGNATED AS OAKLAND COUNTY CONDOMINIUM SUBDIVISION PLAN NO. 1121, TOGETHER WITH RIGHTS IN GENERAL COMMON ELEMENTS AND LIMITED COMMON ELEMENTS, AS SET FORTH IN THE ABOVE MASTER DEED AND AS DESCRIBED IN ACT 59 OF THE PUBLIC ACTS 1978, AS AMENDED.

Further, the Company and its subsidiaries owns no other real estate and has no known environmental contamination in the real estate described above or in any of its leasehold premises.

                                  SCHEDULE 7.91
                                  SUBSIDIARIES

The following companies are subsidiaries of the Company or its wholly owned subsidiaries:

         1.       Meadowbrook, Inc.
         2.       Preferred Insurance Agency, Inc.
         3.       Preferred Comp insurance Agency of New Hampshire
         4.       TPA Insurance Agency, Inc.
         5.       TPA Insurance Agency of New Hampshire, Inc.
         6.       Meadowbrook Intermediaries, Inc.
         7.       Meadowbrook Risk Management, Inc.
         8.       Meadowbrook Risk Management, Ltd.
         9.       Meadowbrook Risk Management Limited
         10.      Meadowbrook International, Inc.
         11.      Meadowbrook of Nevada, Inc.
         12.      Meadowbrook Insurance Agency, Inc.
         13.      Market Place Resources, Inc.
         14.      Meadowbrook of Canada, Ltd.
         15.      Meadowbrook of Florida
         16.      Meadowbrook Insurance, Inc.
         17.      National Osteopathic Physicians Purchasing Group, Inc.
         18.      Association Self-Insurance Services, Inc.
         19.      Florida Preferred Administrators, Inc.
         20.      Case Management Resources, Inc.
         21.      National Realty Liability Alliance, Inc.
         22.      Crest Financial Corporation
         23.      American Highway Carriers Association
         24.      Liberty Premium Finance, Inc.
         25.      Interline Insurance Services, Inc.
         26.      Commercial Carriers Insurance Agency, Inc.
         27.      Star Insurance Company
         28.      Savers Property & Casualty Insurance Company
         29.      Southeastern Holding Corporation
         30.      Williamsburg National Insurance Company
         31.      Ameritrust Insurance Corporation
         32.      American Indemnity Insurance Company, Ltd.
         33.      Preferred Insurance Company, Ltd.

                                  SCHEDULE 9.1
                                  INDEBTEDNESS

Indebtedness owed by the Company as of the effective date of the restated Credit Agreement, is as follows:

         1. Loan in the amount of $3.5 million between Meadowbrook Insurance Group, Inc. and Atlantic Mutual Insurance Company.
         2. Revolving Line of Credit in the amount of $____ between Imperial Bank and Liberty Premium Finance, Inc.

                                  SCHEDULE 9.2
                                      LIENS

None

                                   EXHIBIT "A"
                           COVENANT COMPLIANCE REPORT


To:      Comerica Bank

Re: Restated Credit Agreement dated as of September _____, 2002 (as amended or otherwise modified from time to time, the "Agreement") by Comerica Bank ("Bank"), and Meadowbrook Insurance Group, Inc. (the "Company")

         This Covenant Compliance Report ("Report") is furnished pursuant to
Section 8.2 of the Agreement and sets forth various information as of _____________, _____ (the "Computation Date").

         1. Base Net Worth. On the Computation Date, Base Net Worth which is required to be not less than $______________, was $________________ as computed in the supporting documents attached hereto as Schedule 1.

         2. Fixed Charge Coverage. On the Computation Date, the Fixed Charge Coverage Ratio, which is required to be not less than ___ to 1.0 as of the fiscal quarter then ending was ___ to 1.0 as computed in the supporting documents attached as Schedule 2.

         3. Risk- Based Capital Ratio. On the Computation Date, the ratio of Total Adjusted Capital to Company Action Level RBC, which is required to be not more than _______% as of the fiscal quarter then ending was ____________, as computed in the supporting documents attached hereto as Schedule 3.

         4. Funded Debt to Total Capitalization Ratio. On the Computation Date, the Funded Debt to Total Capitalization Ratio which is required to be not more than __________ to 1.0 as of the fiscal quarter then ending, was ________ to 1.0, as computed in the supporting documents attached hereto as Schedule 4.

         5. Net Premium and Gross Premium Ratios. On the Computation Date, the Net Premium Ratio, which is required to be not more than __________ 1.0 was ______________ to 1.0 and the Gross Premium Ratio which is required to be not more than __________ to 1.0 was __________ to 1.0 as computed in the supporting documents attached as Schedule 5.

         6. Minimum Statutory Surplus. On the Computation Date, Minimum Statutory Surplus which was required to be not less than $________ was $________ as computed in the supporting documents attached as Schedule 6.

         The undersigned officer of Company hereby certifies that:

         A. All of the information set forth in this Report (and in any Schedule attached hereto) is true and correct in all material respects.

         B. As of the Computation Date, the Company and its Subsidiaries have observed and performed all of their covenants and other agreements contained in the Agreement and in the Notes and any other Loan Documents to be observed, performed and satisfied by them.

         C. I have reviewed the Agreement and this Report is based on an examination sufficient to assure that this Report is accurate.

         D. Except as stated in Schedule 7 hereto (which shall describe any existing Default or Event of Default and the notice and period of existence thereof and any action taken with respect thereto or contemplated to be taken by Company), no Default or Event or Default has occurred and is continuing on the date of this Report.

         Capitalized terms used in this Report and in the schedules hereto, unless specifically defined to the contrary, have the meanings given to them in the Agreement.

         IN WITNESS WHEREOF, Company has caused this Report to be executed and delivered by its duly authorized officer this ___ day of _______________,
________.

                                  MEADOWBROOK INSURANCE GROUP, INC.


                                  By:______________________________

                                  Its:_____________________________

                    APPENDIX 1 TO COVENANT COMPLIANCE REPORT

           FIXED COVERAGE CALCULATION ON A ROLLING FOUR QUARTER BASIS


Period                                                     A           B           C           D
 EBITDA from:

 MIG (Holding Co. only)

 Mead., Inc., ASI, Crest, PICL & and any unreg. subs.

50% of American Indemnity

Amount available for distrib. from Star & ins subs not owned by Star

Distribution from insurance subsidiaries

TOTAL ADJUSTED EBITDA
                                                           -           -           -           -



Adjusted EBITDA is calculated on a rolling four quarter basis:    Sum of A - D


                                                                      above
EBITDA from:

 MIG (Holding Co. only)

 Mead., Inc., ASI, Crest & and any unreg. subs.

50% of American Indemnity

Amount available for distrib. from Star & ins subs not owned by Star

Distribution from insurance subsidiaries                               -

TOTAL ADJUSTED EBITDA (A)                                              -


MINIMUM FIXED CHARGE COVERAGE


Period                                                     A           B           C           D

Principal payments payable

Interest expense for MIG

Dividends paid or payable by MIG &/or op. subs.

+ Stock repurchases by MIG from 7/1/99 and thereafter

+ Earn-out payments paid in cash net of payments paid by insurance subsidiaries that do not reduce net income or dividending ability

TOTAL FIXED CHARGES                                        0           0           0           0


Fixed charges are calculated on a rolling four quarter basis:
                                                                  Sum of A - D


Period                                                                 above *

Principal payments payable                                               0

Unused balance on line of credit, at quarter end - this will be a negative number to offset cash requirements

Available cash at the MIG (Holding Co. only), at quarter end - this will be a negative number to offset cash requirements

Interest expense for MIG                                                 0

Dividends paid or payable by MIG &/or op. subs.                          0

+ Stock repurchases by MIG from 7/1/99 and                               0
  thereafter                                                             0

+ Earn-out payments paid in cash net of payments                         0
  paid by insurance subsidiaries that do not                             0
  reduce net income or dividending ability                               0

TOTAL FIXED CHARGES (B)                                                  0


FIXED COVERAGE (A) / (B) (ROLLING FOUR QUARTER)                    #DIV/0!


* THE UNUSED LINE OF CREDIT AND CASH AVAILABLE AT MIG (HOLDING COMPANY ONLY) ARE AS OF THE MEASUREMENT DATE AS OPPOSED TO THE ROLLING FOUR QUARTERS. THESE AMOUNTS ARE USED TO OFFSET THE AMOUNT OF CASH REQUIRED TO COVER THE PRINCIPLE PAYMENTS AND INTEREST EXPENSE.

                                   EXHIBIT "B"
                                FORM OF GUARANTY

         THIS GUARANTY, made as of the _____ day of September, 2002 by each of the undersigned guarantors (the "Guarantors") to Comerica Bank, a Michigan banking corporation ("Bank").

                                    RECITALS

         A. Pursuant to that certain Restated Credit Agreement dated as of September __, 2002 (as amended or otherwise modified from time to time, the "Credit Agreement") by and among Meadowbrook Insurance Group, Inc., a Michigan corporation (the "Company"), and Comerica Bank, a Michigan banking corporation ("Bank"), the Bank has agreed to extend credit to Company on the terms set forth in the Credit Agreement, with such credit consisting of (i) the Revolving Credit in an aggregate amount, subject to the terms of the Credit Agreement, of up to Eight Million Dollars ($8,000,000) at any one time outstanding, to be evidenced by the Revolving Note made or to be made by the Company to the Bank ("Revolving Note"); and (ii) the Term Loan, subject to the terms of the Credit Agreement, of Twenty Million Dollars ($20,000,000), to be evidenced by the Term Note made or to be made by the Company to the Bank ("Term Note" alone, together with the Revolving Note, the "Notes").

         B. As a condition to entering into and performing their respective obligations under the Credit Agreement, the Bank has required that the Guarantors provide to the Bank this Guaranty.

         C. Each of the Guarantors desires to see the success of the Company and, furthermore, shall receive direct and/or indirect benefits from extensions of credit made or to be made pursuant to the Credit Agreement to the Company.

         NOW, THEREFORE, as a continuing inducement to the Bank to enter into and perform its obligations under the Credit Agreement, each of the Guarantors has executed and delivered this guaranty ("Guaranty").

         1. Definitions. Unless otherwise provided herein, all capitalized terms used in this Guaranty shall have the meanings specified in the Credit Agreement. The term "Bank" as used herein shall include any successors or permitted assigns of the Bank, in accordance with the Credit Agreement.

         2. Guaranty. Each of the Guarantors hereby guarantees to the Bank the punctual payment to the Bank when due, whether by acceleration or otherwise, of all amounts, including, without limitation, principal, interest (including interest accruing on or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding by such Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such a proceeding), and all other liabilities and obligations, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with:

                 (a) any and all Notes made or to be made to the order of the Bank by the Company, from time to time pursuant to the terms and conditions of the Credit Agreement;

                 (b)      any Interest Rate Protection Agreements;

                 (c) all other Indebtedness (as defined in the Credit Agreement) of the Company, under or in connection with the Credit Agreement or the other Loan Documents, whether such Indebtedness is now existing or hereafter arising; and

                 (d) all extensions, renewals and amendments of or to the Revolving Note or the Term Note, Interest Rate Protection Agreements, or such other Indebtedness, or any replacements or substitutions therefor;

whether on account of principal, interest, reimbursement obligations, fees, indemnities, and reasonable costs and expenses (including without limitation, all reasonable fees and disbursements of counsel to the Bank) or otherwise, and hereby agrees that if Company shall fail to pay any of such amounts when and as the same shall be due and payable, or shall fail to perform and discharge any covenant, representation or warranty in accordance with the terms of the Notes, the Credit Agreement or any of the other Loan Documents (subject, in each case, to any applicable periods of grace or cure), each such Guarantor will forthwith pay to the Bank, an amount equal to any such amount or cause Company to perform and discharge any such covenant, representation or warranty, as the case may be, and will pay any and all damages that may be incurred or suffered in consequence thereof by the Bank and all reasonable expenses, including reasonable attorneys' fees, that may be incurred by the Bank in enforcing such covenant, representation or warranty of Company, and in enforcing the covenants and agreements of this Guaranty.

         3. Unconditional Character of Guaranty. The obligations of each of the Guarantors under this Guaranty, to the full extent of its guaranty of Indebtedness hereunder, shall be absolute and unconditional, and shall be a guaranty of payment and not of collection, irrespective of the validity, regularity or enforceability of the Notes, the Credit Agreement or any of the other Loan Documents, or any provision thereof, the absence of any action to enforce the same, any waiver or consent with respect to or any amendment of any provision thereof, the recovery of any judgment against any Person or action to enforce the same, any failure or delay in the enforcement of the obligations of Company under the Notes, the Credit Agreement or any of the other Loan Documents, or any setoff, counterclaim, recoupment, limitation, defense or termination, whether with or without notice to such Guarantor. Each of the Guarantors hereby waives diligence, demand for payment, filing of claims with any court, any proceeding to enforce any provision of the Notes executed by Company, or the Credit Agreement or any of the other Loan Documents, any right to require a proceeding first against Company, or against any other guarantor or other party providing collateral, or to exhaust any security for the performance of the obligations of Company, any protest, presentment, notice or demand whatsoever, and such Guarantor hereby covenants that this Guaranty shall not be terminated, discharged or released except, subject to Section 5.5 hereof, upon final payment in full (subject to no revocation or rescission) of all amounts due and to become due from Company, as and to the extent described above, and only to the extent of any such payment, performance and discharge. Each of the Guarantors further covenants that no security now or subsequently held by the Bank for the payment of the Indebtedness evidenced by the Notes made by Company, under the Credit Agreement, or for the payment of any other Indebtedness of Company, to the Bank under the Credit Agreement or the other Loan Documents, whether in the nature of a security interest, pledge, lien, assignment, setoff, suretyship, guaranty, indemnity, insurance or otherwise, and no act, omission or other conduct of the Bank in respect of such security, shall affect in any manner whatsoever the unconditional obligation of this Guaranty, and that the Bank, in its sole discretion and without notice to Company, may release, exchange, enforce, apply the proceeds of and otherwise deal with any such security without affecting in any manner the unconditional obligation of this Guaranty.

         Without limiting the generality of the foregoing, such obligations, and the rights of the Bank to enforce the same, by proceedings, whether by action at law, suit in equity or otherwise, shall not be in any way affected by (i) any insolvency, bankruptcy, liquidation, reorganization, readjustment, composition, dissolution, winding up or other proceeding involving or affecting Company, or others, or (ii) any change in the ownership of the capital stock of Company, or any other party providing collateral for any indebtedness covered by this Guaranty, or any of their respective Affiliates.

         Each of the Guarantors hereby waives to the fullest extent possible under applicable law:

                 (a) any defense based upon the doctrine of marshaling of assets or upon an election of remedies by the Bank, including, without limitation, an election to proceed by non-judicial rather than judicial foreclosure;

                 (b) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

                 (c) any duty on the part of the Bank to disclose to such Guarantor any facts the Bank may now or hereafter know about the Company, regardless of whether the Bank has reason to believe that any such facts materially increase the risk beyond that which such Guarantor intends to assume or has reason to believe that such facts are unknown to such Guarantor or has a reasonable opportunity to communicate such facts to such Guarantor, since such Guarantor acknowledges that it is fully responsible for being and keeping informed of the financial condition of Company and of all circumstances bearing on the risk of nonpayment of any Indebtedness hereby guaranteed;

                 (d) any claim for reimbursement, contribution, exoneration, indemnity or subrogation, or any other similar claim, which such Guarantor may have or obtain against the Company, by reason of the existence of this Guaranty, or by reason of the payment by such Guarantor of any Indebtedness or the performance of this Guaranty or of any other Loan Documents, until the Indebtedness has been repaid and discharged in full and no commitment to extend any credit under the Credit Agreement or any of the Loan Documents (whether optional or obligatory) remains outstanding, and any amounts paid to such Guarantor on account of any such claim at any time when the obligations of such Guarantor under this Guaranty shall not have been fully and finally paid shall be held by such Guarantor in trust for the Bank, segregated from other funds of such Guarantor, and forthwith upon receipt by such Guarantor shall be turned over to the Bank in the exact form received by such Guarantor (duly endorsed to the Bank by such Guarantor, if required), to be applied to such Guarantor's obligations under this Guaranty, whether matured or unmatured, in such order and manner as the Bank may determine; and

                 (e) any other event or action (excluding compliance by such Guarantor with the provisions hereof) that would result in the discharge by operation of law or otherwise of such Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty.

         The Bank may deal with Company, and any security held by it for the obligations of Company (as aforesaid), in the same manner and as freely as if this Guaranty did not exist and the Bank shall be entitled, without notice to the Guarantors, among other things, to grant to the Company, such extension or extensions of time to perform any act or acts as may seem advisable to such Bank at any time and from time to time, and to permit the Company to incur additional indebtedness to the Bank, without terminating, affecting or impairing the validity or enforceability of this Guaranty or the obligations of the Guarantors hereunder. time.

         The Bank may proceed, either in its own name or in the name of any of the Guarantors, or otherwise, to protect and enforce any or all of its rights under this Guaranty by suit in equity, action at law or by other appropriate proceedings, or to take any action authorized or permitted under applicable law, and shall be entitled to require and enforce the performance of all acts and things required to be performed hereunder by the Guarantors. Each and every remedy of the Bank shall, to the extent permitted by law, be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity.

         No waiver or release shall be deemed to have been made by the Bank of any of its rights hereunder unless the same shall be in writing and signed by the Bank, and any such waiver shall be a waiver or release only with respect to the specific matter involved and shall in no way impair the rights of the Bank or the obligations of the Guarantors under this Guaranty in any other respect at any other time.

         At the option of the Bank, any of the Guarantors may be joined in any action or proceeding commenced by the Bank against Company, or any of the other parties providing collateral for any indebtedness covered by this Guaranty in connection with or based upon the Notes made by Company, the Credit Agreement or any of the other Loan Documents or other Indebtedness, or any provision thereof, and recovery may be had against any such Guarantor in such action or proceeding or in any independent action or proceeding against such Guarantor, without any requirement that the Bank first asserts, prosecutes or exhausts any remedy or claim against Company, and/or any of the other parties providing collateral for any Indebtedness covered by this Guaranty, or any other Indebtedness.

         As a separate, additional and continuing obligation, each of the Guarantors unconditionally and irrevocably undertakes and agrees with the Bank that, should the amounts referred to in Section 2 of this Guaranty not be recoverable from such Guarantor in its capacity as a guarantor under this Guaranty for any reason whatsoever (including, without limitation, by reason of any provision of the Notes, the Credit Agreement or any of the other Loan Documents being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any knowledge thereof by the Bank, such Guarantor as sole, original and independent obligor, upon demand by the Bank, will make payment to the Bank of all such amounts by way of a full indemnity.

         4. Representations and Warranties. Each of the Guarantors (a) ratifies, confirms and, by reference thereto (as fully as though such matters were expressly set forth herein), represents and warrants with respect to itself those matters set forth in Section 6 of the Credit Agreement, and (b) agrees not to engage in any action or inaction, the result of which would cause a violation of any term or condition of the Credit Agreement.

         5. Miscellaneous.

                 5.1 Governing Law. This Guaranty has been delivered in
Michigan and shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and be enforceable in, the State of Michigan (without regard to its conflict of laws provisions), each of the Guarantors hereby consenting to the jurisdiction of state and all federal courts sitting in such state.

                 5.2 Severability. If any term or provision of this Guaranty, or the application thereof to any circumstance, shall, to any extent, be invalid or unenforceable, the remainder of this Guaranty, or the application of such term or provision to circumstances other than those as to which it is held invalid or unenforceable, as the case may be, shall not be affected thereby, and each term, provision and obligation of this Guaranty shall be valid and enforceable to the fullest extent permitted by law.

                 5.3 Notice. All notices and other communications to be made or given pursuant to this Guaranty shall be sufficient if made or given in conformity with Section 10.5 of the Credit Agreement.

                 5.4 Right of Offset. Each of the Guarantors acknowledges the rights of the Bank, upon the occurrence and during the continuance of an Event of Default, to offset against the Indebtedness of such Guarantor to the Bank under this Guaranty, any amount owing by the Bank to such Guarantor, whether represented by any deposit of such Guarantor with the Bank or otherwise.

                 5.5 Release. Upon the satisfaction of the obligations of the Guarantors hereunder, and when the Guarantors are not subject to any obligation under the Credit Agreement or any of the other Loan Documents, the Bank shall deliver to the Guarantors, upon written request therefor, a written release of this Guaranty; provided however that the effectiveness of this Guaranty shall continue or be reinstated, as the case may be, in the event that any payment received or credit given by the Bank, is returned, disgorged, rescinded or required to be recontributed to any party as an avoidable preference, impermissible setoff, fraudulent conveyance, restoration of capital or otherwise under any applicable state, federal or national law of any jurisdiction, including without limitation laws pertaining to bankruptcy or insolvency, and this Guaranty shall thereafter be enforceable against the Guarantors as if such returned, disgorged, recontributed or rescinded payment or credit had not been received or given by the Bank, and whether or not the Bank relied upon such payment or credit or changed its position as a consequence thereof.

                 5.6 Amendments. The terms of this Guaranty may not be waived, altered, modified, amended, supplemented or terminated in any manner whatsoever except as provided herein and in accordance with the Credit Agreement. In accordance with Section 8.20 of the Credit Agreement, all Subsidiaries (except Insurance Subsidiaries) of the Company created or otherwise acquired after the Effective Date shall become obligated as Guarantors hereunder (each as fully as though an original signatory hereto) by executing and delivering to the Bank that certain joinder agreement in the form attached to this Guaranty as Exhibit "A."

                 5.7 Consent to Jurisdiction. Each of the Guarantors and the Bank (by accepting the benefits hereof) hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Michigan state court sitting in Detroit, Michigan in any action or proceeding arising out of or relating to this Guaranty and each of the Guarantors and the Bank hereby irrevocably agree that claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Michigan state court. Each of the Guarantors irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Michigan by the delivery of copies of such process to such Guarantor at its address specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by the Guarantor in a notice to the other parties that complies as to delivery with the terms of
Section 5.3. Nothing in this Section shall affect the right of the Bank to serve process in any other manner permitted by law or limit the right of the Bank to bring any such action or proceeding against any of the Guarantors or any of its or their property in the courts of any other jurisdiction. Each of the Guarantors hereby irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

                 5.8 Joint and Several Obligation, etc. The obligation of each of the Guarantors under this Guaranty shall be several and also joint, each with all and also each with any one or more of the others, and may be enforced against each severally, any two or more jointly, or some severally and some jointly. Any one or more of the Guarantors may be released from its obligations hereunder with or without consideration for such release and the obligations of the other Guarantors hereunder shall be in no way affected thereby. The Bank may fail or elect not to prove a claim against any bankrupt or insolvent Guarantor and thereafter the Bank may, without notice to any Guarantors, extend or renew any part or all of any indebtedness of any of the Guarantors, and may permit any of the Guarantors to incur additional indebtedness, without affecting in any manner the unconditional obligation of the remaining Guarantors. Such action shall not affect any right of contribution among the Guarantors.

                 5.9 WAIVER OF JURY TRIAL. THE BANK (BY ACCEPTING THE BENEFITS HEREOF) AND EACH OF THE GUARANTORS AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS GUARANTY OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS CREDIT AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE BANK, NOR ANY OF THE GUARANTORS SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE BANK OR THE GUARANTORS EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

                 5.10 Limitation under Applicable Insolvency Laws. Notwithstanding anything to the contrary contained herein, it is the intention of each of the Guarantors and the Bank that the amount of each Guarantor's obligation hereunder shall be in, but not in excess of, the maximum amount thereof not subject to avoidance or recovery by operation of applicable law governing bankruptcy, reorganization, arrangement, adjustment of debts, relief of debtors, dissolution, insolvency, fraudulent transfers or conveyances or other similar laws (collectively, "Applicable Insolvency Laws"). To that end, but only in the event and to the extent that a Guarantor's obligations hereunder or any payment made pursuant thereto would, but for the operation of the foregoing proviso, be subject to avoidance or recovery under Applicable Insolvency Laws, the amount of such Guarantor's obligations hereunder shall be limited to the largest amount which, after effect thereto, would not, under Applicable Insolvency Laws, render such Guarantor's respective obligations hereunder unenforceable or avoidable or subject to recovery under Applicable Insolvency Laws. To the extent any payment actually made hereunder exceeds the limitation contained in this Section 5.10, then the amount of such excess shall, from and after the time of payment by the Guarantors (or any of them), be reimbursed by the Bank upon demand by such Guarantor. The foregoing proviso is intended solely to preserve the rights of the Bank hereunder against the Guarantors to the maximum extent permitted by Applicable Insolvency Laws and neither Company nor any Guarantor nor any other Person shall have any right or claim under this Section 5.10 that would not otherwise be available under Applicable Insolvency Laws. To effectuate the foregoing, the parties to this Agreement acknowledge and agree that the provisions of this Section 5.10 only apply to Guarantors which are Domestic Subsidiaries of the Company.


                     [SIGNATURES FOLLOW ON SUCCEEDING PAGE]

         IN WITNESS WHEREOF, the undersigned each of the Guarantors has executed this Guaranty as of the date first above written.

                          MEADOWBROOK, INC. a Michigan corporation

                          By:_____________________________________

                          Its:____________________________________


                          MEADOWBROOK OF FLORIDA, INC.,
                          a Florida corporation

                          By:_____________________________________

                          Its:____________________________________


                          ASSOCIATION SELF INSURANCE SERVICES,
                          INC., an Alabama corporation

                          By:_____________________________________

                          Its:____________________________________


                          CREST FINANCIAL CORPORATION,
                          a Nevada corporation

                          By:_____________________________________

                          Its:____________________________________

                                   EXHIBIT "A"
                                   TO GUARANTY
                                JOINDER AGREEMENT

THIS JOINDER AGREEMENT is dated as of ___________________, _____ by ___________________________, a corporation ("New Guarantor").

         WHEREAS, pursuant to Section 8.20 of that certain Restated Credit Agreement dated as of September __, 2002 (as amended or otherwise modified from time to time, the "Credit Agreement") by and among Meadowbrook Insurance Group, Inc. ("Company") and Comerica Bank ("Bank"), as and pursuant to Section 5.6 of that certain Guaranty dated as of September __, 2002 (as amended or otherwise modified from time to time the "Guaranty") executed and delivered by the Guarantors named therein ("Guarantors") in favor of Bank, the New Guarantor must execute and deliver a Joinder Agreement in accordance with the Credit Agreement and the Guaranty.

         NOW THEREFORE, as a further inducement to the Bank to continue to provide credit accommodations to Company, New Guarantor hereby covenants and agrees as follows:

         1. All capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement unless expressly defined to the contrary.

         2. New Guarantor hereby enters into this Joinder Agreement in order to comply with Section 8.20 of the Credit Agreement and
                 Section 5.6 of the Guaranty and does so in consideration of the Advances made or to be made from time to time under the Credit Agreement (and the other Loan Documents, as defined in the Credit Agreement), from which New Guarantor shall derive direct and indirect benefit as with the other Guarantors (all as set forth and on the same basis as in the Guaranty).

         3. New Guarantor shall be considered, and deemed to be, for all purposes of the Credit Agreement, the Guaranty and the other Loan Documents, a Guarantor under the Guaranty as fully as though New Guarantor had executed and delivered the Guaranty at the time originally executed and delivered under the Credit Agreement and hereby ratifies and confirms its obligations under the Guaranty, all in accordance with the terms thereof.

         4. No Default or Event of Default (each such term being defined in the Credit Agreement) has occurred and is continuing under the Credit Agreement.

         5. This Joinder Agreement shall be governed by the laws of the State of Michigan and shall be binding upon New Guarantor and its successors and assigns.



                     [SIGNATURE FOLLOWS ON SUCCEEDING PAGE]

         IN WITNESS WHEREOF, the undersigned New Guarantor has executed and delivered this Joinder Agreement as of ________________, ________.

[NEW GUARANTOR]
Its:

                                   EXHIBIT "C"
                                 REVOLVING NOTE

                                                             Detroit, Michigan
$8,000,000                                                   September 25, 2002

         FOR VALUE RECEIVED, on the Maturity Date, MEADOWBROOK INSURANCE GROUP, INC., a Michigan corporation ("Company"), promises to pay to the order of COMERICA BANK ("Bank") at its main office at 500 Woodward Avenue, Detroit, Michigan, in lawful money of the United States of America, the sum of Eight Million Dollars ($8,000,000), or so much of said sum as may from time to time have been advanced and then be outstanding hereunder pursuant to the Restated Credit Agreement dated as of even date herewith, made by and among the Company and Bank, as the same may be amended or otherwise modified from time to time (the "Agreement"), together with interest thereon as hereinafter set forth.

         Each of the Advances made hereunder shall bear interest at the Applicable Interest Rate from time to time applicable thereto under the Agreement or as otherwise determined thereunder, and interest shall be due, computed, assessed and payable as set forth in the Agreement.

         This Note is a note under which advances (including refundings and conversions), repayments and readvances may be made, all in Bank's discretion, from time to time, but only in accordance with the terms and conditions of the Agreement. This Note evidences borrowings under, is subject to, is secured in accordance with, and may be accelerated or matured under, the terms of the Agreement, to which reference is hereby made. Definitions and terms of the Agreement are hereby incorporated by reference herein.

         This Note shall be interpreted and the rights of the parties hereunder shall be determined under the laws of, and enforceable in, the State of Michigan (without regard to its conflict of laws principles).

         Company hereby waives presentment for payment, demand, protest and notice of dishonor and nonpayment of this Note and agrees that no obligation hereunder shall be discharged by reason of any extension, indulgence, release, or forbearance granted by any holder of this Note to any party now or hereafter liable hereon or any present or subsequent owner of any property, real or personal, which is now or hereafter security for this Note.

         Nothing herein shall limit any right granted Bank by any other instrument or by law.

         COMPANY AND THE BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED, AND, AFTER CONSULTING WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED HERETO.

                                  MEADOWBROOK INSURANCE GROUP, INC.


                                  By:      /s/ Robert S. Cubbin
                                     -----------------------------------
                                           Robert S. Cubbin

                                  Its:     President
                                     -----------------------------------

                                   EXHIBIT "D"
                              REQUEST FOR LOAN FORM

No. ____________                            Dated:__________________

To:      Comerica Bank

Re: Restated Credit Agreement dated as of September __, 2002 (as amended or otherwise modified from time to time, the "Agreement") by and between MEADOWBROOK INSURANCE GROUP, INC. (the "Company") and COMERICA BANK (the "Bank")

Pursuant to the Agreement, the Company requests a Loan or change of interest rate with respect to a Term Loan from the Bank as follows:

         A.   Type of Request:

              / /     Request for Applicable Interest Rate for Loans Outstanding
              / /     Advance on the Line of Credit Commitment

         B.   Date of Advance:______________________

         C.   Amount of Advance: $____________________

              / /     Comerica Bank Account No. ______________

              / /     Other: ________________________________

                             ________________________________


         D.   Type of Activity with respect to the Revolving Commitment:

              1.      Advance                   / /
              2.      Refunding                 / /
              3.      Conversion                / /

         E.   Type of Activity with respect to the Term Loan

              1.      Refunding                 / /
              2.      Conversion                / /

         F.   Interest Rate:

              1.      Prime-based Rate          / /
              2.      Eurocurrency-based Rate   / /



         G.   Interest Period (for Eurocurrency-based Advances only):

              1.      One (1) Month             / /
              2.      Two (2) Months            / /
              3.      Three (3) Months          / /
              4.      Six (6) Months            / /
              5.      Nine (9) Months           / /
              6.      Twelve (12) Months        / /


The Company certifies to the matters specified in Section 2.4 of the Agreement.

                                     MEADOWBROOK INSURANCE GROUP, INC.


                                     By:_________________________________

                                     Its: _______________________________

                                   EXHIBIT "E"
                                    TERM NOTE

$20,000,000                                                 Detroit, Michigan
                                                            September 25, 2002

         FOR VALUE RECEIVED, on or before the Maturity Date, MEADOWBROOK INSURANCE GROUP, INC. ("Company"), promises to pay to the order of COMERICA BANK, a Michigan banking corporation (herein called "Bank") at its main office at 500 Woodward Avenue, Detroit, Michigan, in lawful money of the United States of America, the sum of Twenty Million Dollars ($20,000,000) in accordance with the terms of that certain Restated Credit Agreement between Company and Bank of even date (the "Credit Agreement") in installments equal to the Installment Amount (as defined in Section 1 of the Credit Agreement) which shall be payable on and in accordance with the terms of the Credit Agreement until the Maturity Date, when the entire balance hereunder, and all accrued and unpaid interest thereon, shall be due and payable.

         Capitalized terms used herein and not defined to the contrary have meanings given them in the Credit Agreement.

         The loan made hereunder shall bear interest at the Applicable Interest Rates determined pursuant to the Agreement and interest shall be computed, assessed and payable as set forth in the Agreement.

         This Note is a note under which repayments, but not re-advances, may be made from time to time, subject to the terms and conditions of the Credit Agreement. This Note evidences borrowing under, is subject to, may be prepaid in accordance with, and may be matured under the terms of the Credit Agreement, to which reference is hereby made. This Note is secured by the Documents described in the Credit Agreement, to which reference is made for, among other things, the conditions under which this Note may be accelerated. As additional security for this Note, Company grants Bank a lien on all property and assets, including deposits and other credits, of the Company, at any time in possession or control of or owing by Bank for any purpose.

         This Note shall be governed by and construed in accordance with the laws of the State of Michigan.

         COMPANY AND THE BANK ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED, AND, AFTER CONSULTING WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT, WAIVE ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED HERETO.

                                         MEADOWBROOK INSURANCE GROUP, INC.


                                         By:      /s/ Robert S. Cubbin
                                            -------------------------------
                                                  Robert S. Cubbin

                                         Its:     President
                                            -------------------------------